UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Notice of Annual Meeting of Shareholders
To be held on May 27, 2009

Dear Shareholder:

The 2009 Annual Meeting of Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, on Wednesday, May 27, 2009 at 10:00 a.m., for the following purposes:

1.	To elect seven directors of CDI;

2.	To ratify the appointment of KPMG LLP as CDI’s independent auditor for 2009;

3.	To reapprove the CDI Corp. 2004 Omnibus Stock Plan;

4.	To reapprove the Bonus Plan for CDI’s Chief Executive Officer; and

5.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 20, 2009 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders can also vote their shares over the Internet or by telephone. See the instructions on your proxy card or in the attached proxy statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Joseph R. Seiders, Secretary

Dated: April 28, 2009

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 27, 2009

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. beginning on or about April 28, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 27, 2009

The Proxy Statement and the Notice of Annual Meeting of Shareholders

are available at http://investor.shareholder.com/cdi/2009proxy.cfm.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2009 Annual Meeting of Shareholders of CDI Corp. Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the Board) to solicit proxies to be used at the 2009 Annual Meeting of Shareholders. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are sometimes referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Wednesday, May 27, 2009 at 10:00 a.m., in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, which is located at 1717 Arch Street in Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of seven directors of CDI.
2.	The ratification of KPMG LLP as CDI’s independent auditor for 2009.
3.	The reapproval of the CDI Corp. 2004 Omnibus Stock Plan.
4.	The reapproval of the Bonus Plan for CDI’s Chief Executive Officer.

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 20, 2009 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on the record date (March 20, 2009).

How many votes can be cast by all shareholders?

18,932,556, which is the number of shares of CDI stock which were outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered to be a “registered shareholder” of those shares. If that is the case, the proxy material has been sent directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial holder” of the shares held for you in what is known as “street name”. If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting By Internet:

Registered shareholders can vote by going to the website www.proxyvoting.com/cdi with their proxy card in hand and then following the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form in hand, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote on the Internet, you do not need to mail your proxy card.

Voting By Telephone:

A touch-tone phone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-866-540-5760 (toll-free in the United States) and should have their proxy card in hand and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form in hand, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions. If you vote by telephone, you do not need to mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to withhold authority to vote for the election of any or all of the seven nominated directors and to separately approve or disapprove each of the other proposals. If you sign and return the proxy card, your shares will be voted for the election of all of the seven nominated directors unless you indicate that authority to do so is withheld, and in favor of each of the other proposals unless you specify a different vote.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which is referred to throughout this Proxy Statement simply as the “401(k) plan”), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in our 401(k) plan can only be done by mail. Shares in the 401(k) plan will not be voted unless a proxy card is signed and returned.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Under certain circumstances, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the broker with voting instructions. Brokerage firms have the authority, under the rules of the NYSE, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. We believe that all four proposals which are being submitted to the company’s shareholders at this year’s Annual Meeting are considered by the NYSE to be routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the broker cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal. Therefore, broker non-votes will have no effect on the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees, abstentions and broker non-votes are considered to be present at the meeting and will be counted in determining whether a quorum has been reached. Since there were 18,932,556 shares of CDI stock outstanding on the record date, 9,466,279 shares are necessary for a quorum at the Annual Meeting.

How many votes are required to elect the director nominees?

Assuming that a quorum is present, directors are elected by a plurality of the votes cast, which means the seven nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the seven director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

How many votes are required to approve the other matters to be voted on?

Assuming that a quorum is present, proposals are decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions and broker non-votes will not be considered to be a vote cast on any matter.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at the company’s cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, by e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you will need to demonstrate that you were a registered CDI shareholder on March 20, 2009.

If I am a beneficial holder, may I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI proxy statement and annual report. This practice is known as “householding”. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this year’s CDI proxy statement or annual report, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 569-2200. This Proxy Statement is available online at http://investor.shareholder.com/cdi/2009proxy.cfm. The current proxy statement and annual report can also be found at www.cdicorp.com, in the Investor Relations section.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated seven directors for election at CDI’s 2009 Annual Meeting, to hold office until next year’s Annual Meeting. Each of the nominees is currently a member of the Board. Constantine Papadakis served on the Board from 2005 until his death on April 5, 2009 and, had it not been for his death, would also have been a nominee for election as a director at this year’s Annual Meeting.

The named proxies intend to vote FOR the seven nominees below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable, the Board may nominate, and the named proxies may vote for, a substitute nominee.

The following table sets forth information about the nominees for election to the Board of Directors.

Name	Age	Director of Company Since		Principal Present Position, Business Experience During the Past Five Years and Other Public Company Directorships
Roger H. Ballou	58	2001		Mr. Ballou has been the President and Chief Executive Officer of CDI since October 2001. He currently serves as a director of Alliance Data Systems Corporation and Fox Chase Bancorp, Inc.

Michael J. Emmi	67	1999		Mr. Emmi has been, since April 2002, the Chairman and Chief Executive Officer of IPR International LLC (based in Conshohocken, PA), which provides electronic data backup storage, message archiving, business continuity and data center services.

Walter R. Garrison	82	1958	*	Mr. Garrison has been the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and Chief Executive Officer of CDI.

Lawrence C. Karlson	66	1989		Mr. Karlson is a private investor and consultant. He is also a director of H&E Equipment Services, Inc. and several private companies.

Ronald J. Kozich	70	2003		Mr. Kozich was the Managing Partner of Ernst & Young LLP’s Philadelphia office from 1991 to 1999, when he retired. He currently serves as a director of Tasty Baking Company.

Albert E. Smith	59	2008		Mr. Smith was the Chairman of Tetra Tech, Inc. from 2006 until January 2008. He was Executive Vice President of Lockheed Martin Corporation from 2000 to 2004. He currently serves as a director of Curtiss-Wright Corporation and Tetra Tech, Inc.

Barton J. Winokur	69	1968	*	Mr. Winokur has been, since 1996, the Chairman and Chief Executive Officer of Dechert LLP, a law firm based in Philadelphia, PA. He has been a partner at Dechert LLP since 1972.

* Includes periods served as a director of CDI Corporation, our predecessor registrant under the Securities Exchange Act of 1934.

The Board of Directors unanimously recommends a vote FOR the election of each of the seven nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all seven nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at

www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the NYSE, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

In February 2009, the Board conducted this review and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Roger Ballou and Barton Winokur. Mr. Ballou, the company’s Chief Executive Officer (CEO), is the only director who is a CDI employee. Mr. Winokur is the Chairman, CEO and a partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for 2008 were approximately $950,000.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer and principal accounting officer). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy and our Conflicts of Interest and Corporate Opportunities Policy. Copies of the Code of Conduct and the associated conduct policies can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Board Meetings, Executive Sessions and Directors’ Attendance at Shareholders’ Meetings

The Board of Directors of CDI held eleven meetings during 2008. Each of the current directors attended more than 90% of the total number of meetings held during 2008 by the Board and the committees of the Board on which he served during the year.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Walter Garrison), are generally held in conjunction with each Board meeting. Under CDI’s Corporate Governance Principles, if the Chairman of the Board were not an independent director, the independent directors would select from among themselves a continuing presiding independent director who would preside at executive sessions of the non-management directors.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2008 shareholders’ meeting, all of the company’s directors were present.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Here are the current members of each committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Michael Emmi Ronald Kozich	Michael Emmi * Ronald Kozich **	Roger Ballou * Walter Garrison Barton Winokur	Barton Winokur * Roger Ballou Lawrence Karlson Albert Smith	Walter Garrison * Michael Emmi **

*   Chairman of the Committee

** Constantine Papadakis served on these two committees until his death on April 5, 2009.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent auditor (subject to shareholder ratification), (d) overseeing the company’s independent auditor and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This committee held twenty meetings during 2008.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs, as described in more detail on page 8. This committee held nine meetings during 2008.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This committee did not hold any meetings during 2008.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This committee held fourteen meetings during 2008.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. This committee also (a) provides the Board with recommendations of new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in selecting the company’s CEO, evaluating his or her performance and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. This committee held four meetings during 2008.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Mr. Kozich is a former Managing Partner of the Philadelphia office of the accounting firm Ernst & Young LLP.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee is composed entirely of independent, nonemployee directors. The Compensation Committee has sole authority to determine the CEO’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for other members of CDI’s senior management team within these policy guidelines: (a) base pay must not exceed the 75th percentile of market compensation as determined by an independent compensation consultant (although, as described in the CD&A section of this Proxy Statement, the Committee generally targets compensation to be around the 50th percentile); (b) the employees’ short-term incentive opportunity must stay within the parameters of the existing non-equity incentive compensation plan; and (c) annual equity grants must not exceed the average grants over the previous three years plus twenty percent and must be market competitive as determined by an independent compensation consultant. Any non-CEO compensation arrangement which falls outside of these guidelines must be presented to and reviewed by the Board for approval. In March 2008, the Board approved a change in the Performance-Contingent Deferred Stock (PCDS) program to increase the maximum number of shares of PCDS which could be earned for a year to 200% of the target number of shares, in case an annual PCDS payout fell outside (c) above. No shares of PCDS were earned for 2008 because the minimum performance standard was not achieved.

As explained in the “Timing and Pricing of Equity Awards” section of the CD&A, the Compensation Committee has delegated limited authority to the company’s CEO to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in their size and type. The CEO may not make awards to executive officers or directors under his delegated authority.

The CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, except with regard to the limited authority delegated to the CEO to approve certain equity awards which is described in the preceding paragraph, all executive compensation must be approved by the Compensation Committee.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chairman with the assistance of the company’s Senior Vice President, Human Resources. The agenda and materials are mailed to the Committee members approximately one week before each meeting. The company’s CEO and its Senior Vice President, Human Resources generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly scheduled meeting. The Committee Chairman reports on Committee actions to the full Board at each regularly scheduled Board meeting.

Late in each calendar year, in connection with the process of determining executive compensation for the following year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and other members of the company’s senior management. These tally sheets, which are prepared by CDI’s Human Resources Department, summarize the company’s compensation arrangements with each person, including (a) the total compensation expected to be earned in the current year and the total compensation earned in the previous year, (b) all perquisites and personal benefits received during the current year, (c) potential payouts under various scenarios, including voluntary termination, involuntary termination, death, disability, retirement and a change-in-control of the company, and (d) information regarding the equity awards held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

The Compensation Committee has retained the services of HayGroup, an independent outside consulting firm, to help in determining competitive compensation levels. That firm, which reports to the Committee and not to management, has performed periodic reviews of competitive executive compensation levels, most recently in 2008. The nature and findings of those compensation reviews are described in the “Benchmarking and Competitive Compensation” section of the CD&A.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2008, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

Related Party Transactions and Approval Policy

The Board of Directors has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;
•	a shareholder owning more than 5% of CDI’s stock; or
•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board of Directors; and

•	the transaction is subsequently approved by the disinterested members of the Board of Directors.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures.

In October 2008, the company purchased 71,797 shares of CDI stock from a son of Walter Garrison (the company’s Chairman) for approximately $869,000, which was at the closing market price of CDI stock on the date of the transaction. In accordance with CDI’s related party transactions policy, this purchase was reviewed by the Governance and Nominating Committee (with Walter Garrison abstaining), which recommended its approval to the Board, which subsequently unanimously approved the purchase (with Walter Garrison abstaining from the vote).

Process for Nominating Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess superior intelligence and sound judgment, exhibit the highest levels of personal character and integrity and have demonstrated significant ability in his or her professional field. Other factors considered include the candidate’s available time to devote to CDI Board matters and whether the individual meets the existing independence requirements.

During 2008, the Governance and Nominating Committee retained a third party search firm to assist the Committee in identifying prospective candidates for the Board. The Committee also solicited from the current directors the names of potential new Board members. The Committee is willing to consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: Company Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by a search firm, a Board member, a shareholder or others.

In 2008, the search firm identified Albert Smith as a prospective candidate for CDI’s Board, and following the process outlined above, Mr. Smith was elected as a director of CDI in September 2008 by the other members of the Board.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o CDI Corp. Company Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case, or to the presiding independent director if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s directors is structured to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of shareholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•

Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year, which the director can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (referred to in this Proxy Statement as the Stock Purchase Plan or the SPP). If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive units each of which correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the amount of the retainer fee which the director chooses to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

•

Deferred Stock. Each non-employee director receives, on the date of the annual shareholders’ meeting, an annual grant of shares of Time-Vested Deferred Stock (TVDS), which upon vesting on the third anniversary of the date of grant, are converted into an equivalent number of shares of CDI stock. The value of the annual TVDS grant to each director is $100,000. The number of shares of TVDS awarded is based on the market price of CDI stock on the date of grant.

•

Committee Service Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one.

•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and Committee meeting.

•

Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither that committee nor the Board has retained a compensation consultant in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2008 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI’s retired President and CEO, the company pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the remaining payments in a lump sum.

The following table shows the 2008 compensation for our non-employee directors, including Constantine Papadakis, who served on the Board throughout 2008 but who is not a nominee due to his death in April 2009.

Director Compensation Table for 2008

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($)		Total ($)
Michael J. Emmi	115,000	108,417	0		223,417
Walter R. Garrison	138,000	106,638	35,000	(4)	279,638
Lawrence C. Karlson	110,000	111,503	0		221,503
Ronald J. Kozich	95,000	108,578	0		203,578
Constantine N. Papadakis	81,000	64,139	0		145,139
Albert E. Smith (1)	26,400	11,855	0		38,255
Barton J. Winokur	87,000	102,287	0		189,287

Notes to the Director Compensation Table for 2008:

(1)	Mr. Smith became a director of CDI on September 16, 2008 and he received a prorated retainer fee and a prorated TVDS award based on the portion of the directors’ fee year during which he served on the Board.

(2)	The Fees Earned or Paid in Cash column represents a total of the retainer fees, Board Chairman fees, committee chairman fees, fees for service on more than one committee, Board meeting attendance fees and committee meeting attendance fees paid to the directors for 2008. The following table shows a breakdown of those fees for each non-employee director.

Name	Retainer Fees ($)	Board Chairman Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Michael Emmi	55,000	0	10,000	6,000	11,000	33,000	115,000
Walter Garrison	55,000	60,000	5,000	3,000	11,000	4,000	138,000
Lawrence Karlson	55,000	0	10,000	3,000	11,000	31,000	110,000
Ronald Kozich	55,000	0	0	3,000	11,000	26,000	95,000
Constantine Papadakis	55,000	0	0	3,000	10,000	13,000	81,000
Albert Smith	15,400	0	0	0	3,000	8,000	26,400
Barton Winokur	55,000	0	5,000	3,000	10,000	14,000	87,000

Some of the retainer fees which are included in the Fees Earned or Paid in Cash column of the Director Compensation Table for 2008 were, at the election of certain directors, paid in SPP units rather than in cash. The table below shows the portion of each director’s retainer fee that was paid in cash and in SPP units.

Name	Retainer Fees Paid in Cash ($)	Retainer Fees Paid in SPP Units ($)
Michael Emmi	40,000	15,000
Walter Garrison	55,000	0
Lawrence Karlson	34,100	20,900
Ronald Kozich	30,000	25,000
Constantine Papadakis	30,000	25,000
Albert Smith	7,700	7,700
Barton Winokur	55,000	0

The expense recognized by CDI in 2008 in connection with the SPP units received by directors for their service on the Board in 2008 is also reflected in the Stock Awards column of the Director Compensation Table for 2008. Therefore, in the case of each director other than Mr. Garrison and Mr. Winokur, certain amounts are included in both the Fees Earned or Paid in Cash column and the Stock Awards column of the Director Compensation Table for 2008
(3)	The Stock Awards column represents the total dollar amount recognized or “expensed” in 2008 for financial statement reporting purposes in accordance with FAS 123(R) for: (a) TVDS received by the directors in 2008 and 2007; and (b) SPP units received by the directors in lieu of cash retainer fees in 2008 and previous years (and the additional units received by the directors as a result of the company match), calculated without regard to any estimated forfeitures. Also included in this column is the total dollar amount of dividends accrued during 2008 on unvested TVDS and SPP units (upon vesting, holders of TVDS and SPP units receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date).
The grant date fair value of shares of TVDS received by the directors equals the market value of an equivalent number of shares of CDI stock (based on the closing price of CDI stock on the grant date) and such grant date fair value is expensed over the vesting period of the TVDS (except that the grant date fair value is expensed over one year in the case of long-serving directors). The grant date fair value of SPP units received by the directors equals the dollar amount of retainer fees which are paid in the form of SPP units (based on the closing price of CDI stock on the grant date) and such grant date fair value is expensed over a one-year period following the date of grant. Below are the per share grant date fair values of the Stock Awards included in the Directors Compensation Table for 2008:

Type of Award	Recipient(s)	Year of Award	Grant Date Fair Value Per Share or Unit ($)
TVDS	All Directors in Table except Smith	2008	27.82
TVDS	Smith	2008	25.37
SPP	Emmi, Kozich and Papadakis	2008	27.82
SPP	Smith	2008	25.37
TVDS	All Directors except Smith	2007	32.26
SPP	Emmi, Karlson, Kozich and Papadakis	2007	28.77
SPP	Emmi, Karlson, Kozich and Papadakis	2006	28.41
SPP	Karlson and Kozich	2005	21.78
SPP	Papadakis	2005	29.54
SPP	Garrison	2001	14.71
SPP	Garrison	2000	21.50
For additional information regarding CDI’s accounting treatment of stock-based compensation, see Note 10 of the company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.

The following table indicates the number of shares of TVDS and SPP units held by each non-employee director at the end of 2008.

Name	Shares of TVDS as of December 31, 2008	SPP Units as of December 31, 2008
Michael Emmi	6,178	2,352
Walter Garrison	6,178	7,633
Lawrence Karlson	6,178	5,130
Ronald Kozich	6,178	3,531
Constantine Papadakis	6,178	3,531
Albert Smith	2,628	946
Barton Winokur	6,178	0

(4)	This amount is paid under the 1978 supplemental pension agreement with Walter Garrison which is described above on page 12.

Stock Ownership Requirements for Directors

Under the stock ownership requirements which were in effect during 2008, each director who has served on the Board for at least four years is required to own at least $100,000 in market value of CDI stock. Any director who does not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP until the required ownership level is met. The following shares and units count towards meeting the stock ownership requirements: (1) shares of CDI stock owned by the director, the director’s spouse or a trust for the benefit of the director or members of his or her family, (2) shares of TVDS, (3) SPP units, and (4) shares of CDI stock held in the company’s 401(k) plan or an IRA maintained by the director. As of December 31, 2008, all of the members of the Board had satisfied the stock ownership requirement then in effect except for Albert Smith, who had not served on the Board for four years and who was therefore not yet subject to the ownership requirement.

The required ownership level will be increased to $400,000 effective in 2011 for current members of the Board. When this new requirement goes into effect, any director who does not own $400,000 of CDI stock by and after the director’s fourth year on the Board (or by 2011 in the case of the current directors) would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP until the required ownership level is met.

PRINCIPAL SHAREHOLDERS

As of March 31, 2009, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned by all holders as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 31, 2009 are considered to be beneficially owned as of March 31, 2009.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Donald W. Garrison, Lawrence C. Karlson, John C. Strayer and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104	4,505,176	(1)	23.8%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,339,625	(2)	7.1%

Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,013,767	(3)	5.4%

Notes	to the Principal Shareholders Table:

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (2) and (4) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

(3)	This number is as of December 31, 2008, and is based on a Schedule 13G filed by the shareholder with the SEC.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or executive officer, and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 31, 2009 and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned by all holders as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 31, 2009 are considered to be beneficially owned as of March 31, 2009.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou	192,123	(1)	1.0%
Michael J. Emmi	7,001		*
Walter R. Garrison	1,339,625	(2)(3)(4)	7.1%
Lawrence C. Karlson	77,963	(3)	0.4%
Mark A. Kerschner	35,325	(5)	0.2%
Ronald J. Kozich	5,205		*
Joseph R. Seiders	76,000	(6)	0.4%
Albert E. Smith	0		*
Cecilia J. Venglarik	87,984	(7)	0.5%
Barton J. Winokur	204,717	(3)(4)(8)	1.1%
All directors, director nominees and executive officers as a group (10 persons)	2,025,943	(9)	10.6%

Notes to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 10,000 shares of restricted stock which are subject to vesting, 92,000 shares which Mr. Ballou has the right to acquire through the exercise of stock options and 25,100 shares held by his wife.

(2)	Includes 79,581 shares held indirectly. Does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of eleven trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 620,000 shares owned by Mr. Garrison have been pledged as security for loans made by banks to third parties and for lease obligations of a third party.

(3)	Does not include 4,505,176 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the other trustees except as fiduciaries.

(4)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the four trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI, and Walter Garrison’s wife. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(5)	Includes 15,340 shares that Mr. Kerschner has the right to acquire through the exercise of SARs.

(6)	Includes 44,650 shares that Mr. Seiders has the right to acquire through the exercise of stock options and SARs.

(7)	Includes 56,000 shares that Ms. Venglarik has the right to acquire through the exercise of stock options and SARs.

(8)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(9)	If the 4,505,176 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (4) above, the 32,000 shares held by The Garrison Family Foundation referred to in footnote (2) above and the 19,000 shares held by foundation referred to in footnote (8) were combined with the 2,025,943 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 6,757,119 shares or 35.3% of the total number of shares of CDI stock beneficially owned by all holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2008.

PROPOSAL TWO

RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR

Appointment of Independent Auditor for 2009

The independent public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent auditor for the fiscal year ending December 31, 2009, subject to ratification by the shareholders of the company. KPMG has served the company in this capacity for many years and has gained valuable knowledge of CDI’s business. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Auditor for 2008 and 2007

KPMG LLP served as CDI’s independent auditor for the fiscal years ended December 31, 2008 and December 31, 2007. KPMG’s fees for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2008	2007
Audit Fees (1)	$1,669,950	$1,713,000
Audit-Related Fees (2)	20,000	20,000
Tax Fees (3)	1,625	0
All Other Fees (4)	1,650	1,680

Total Fees	1,693,225	1,734,680

(1)	Audit Fees consist of the aggregate fees billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of the fees billed for audits of the financial statements of CDI’s 401(k) plan.

(3)	The Tax Fees in 2008 related to tax advice in connection with the company setting up operations in New Zealand.

(4)	All Other Fees consist of a license fee for certain payroll tax compliance software used by CDI in the United Kingdom.

Pre-Approval Policy for Auditor Services

The Audit Committee has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s auditor in order to assure that providing such services will not impair the auditor’s independence.

For audit services, KPMG provides the Audit Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our practice has been for KPMG to submit any proposed additional fees to the Audit Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2008 except for a limited amount of tax advice in New Zealand (for $1,625 in fees). Under CDI’s pre-approval policy, management may submit to the Audit Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent auditor to provide for the year. Management and the independent auditor must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related service spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chairman reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent auditor.

The independent auditor must ensure that the Committee has approved all services provided to CDI. The independent auditor’s fees, as compared to the budget for such services, are tracked and reported to the Audit Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board is comprised of three directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent auditor (subject to shareholder ratification), (d) overseeing the company’s independent auditor and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG, the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Committee held twenty meetings during 2008. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2008 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2008. The Audit Committee was kept apprised of the progress of the evaluation over the course of the past year and provided oversight during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2008, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

Lawrence C. Karlson, Chairman

Michael J. Emmi

Ronald J. Kozich

EXECUTIVE COMPENSATION

Identification of the Named Executive Officers (NEOs)

The Board of Directors of CDI annually elects the executive officers of the company, traditionally at the meeting of the Board held on the day of the Annual Meeting of Shareholders. Below are all of CDI’s executive officers during 2008, along with their business experience over the past five years:

Roger H. Ballou, age 58, has been the President and Chief Executive Officer of CDI since October 2001 and has served as a director of CDI since that time.

Mark A. Kerschner, age 55, has been the Executive Vice President of CDI since September 2005 and the company’s Chief Financial Officer since November 2005. Previously, he was (from 2004 to 2005) the Vice President and Assistant Controller of Schering-Plough Corporation (a global company based in Kenilworth, NJ which develops, manufactures and markets prescription and consumer health products). From 2001 to 2004, he served as Chief Financial Officer of Elemica, Inc. (a network created by the global chemical industry to facilitate the purchase and sale of chemicals, headquartered in Wayne, PA).

Cecilia J. Venglarik, age 59, has been CDI’s Senior Vice President, Human Resources since September 2001.

Joseph R. Seiders, age 60, has been Senior Vice President of CDI since 1987. He was the Company’s General Counsel from 1978 until March 2009. In March 2009 he became the Company’s Chief Legal Officer.

This Proxy Statement contains extensive information regarding the 2008 compensation earned by Roger Ballou, Mark Kerschner, Cecilia Venglarik and Joseph Seiders, who are sometimes referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs” or “executives”.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

CDI’s compensation program is designed to motivate our executives to deliver increased shareholder value and balance short-term and long-term performance, and to reward them for doing so. We measure increases in shareholder value principally through:

1.	our ability to deliver strong and growing levels of profit, generating returns on our assets that exceed the cost of the capital used to produce those profits; and

2.	the returns realized by our shareholders through increases in the market price of our stock (including as a result of CDI’s periodic stock buyback programs) and through the payment of dividends on our stock.

Our executive compensation program has in recent years emphasized CDI’s return on assets in order to focus management’s attention on getting the most out of the company’s assets and on pursuing only those growth opportunities which provide desired returns. We believe that, in the long term, superior returns on the assets employed in our business result in superior returns for shareholders in terms of increases in CDI’s stock price.

A significant portion of CDI’s executive compensation is in the form of equity, the value of which is dependent upon the future value of CDI stock. In addition, we require our executives to own a significant amount of CDI stock, so that their net worth will be meaningfully affected by changes in the market price of our stock. This aligns the financial interests of our executives with the financial interests of our other shareholders.

By making a substantial portion of our executives’ total compensation dependent on these measures of shareholder value, we intend to put a large part of their compensation at-risk and dependent upon their delivery of increased shareholder value. When, as in 2008, the company’s financial performance is well below our targets, the compensation received by our executives falls well below the target levels.

CDI also seeks to provide a competitive level of total compensation so that we can attract and retain well-qualified executives who can achieve our objective of improving shareholder value over the long term. To do this, we attempt to structure our compensation packages so they are around the median of compensation for executives of companies of similar size to ours, with whom we compete for executive talent.

The table below provides a summary of the components of CDI’s executive compensation program, including the objectives of each component, and illustrates that most of the components are tied (directly or indirectly) to either company or individual performance, in ways that we believe serve to enhance shareholder value. In designing our executive compensation program, the Compensation Committee (which is referred to simply as the Committee in this CD&A) seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, payouts that are based on the company’s short-term performance and payouts based on long-term performance. More information and analysis regarding each of these components is contained below in this CD&A.

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)	Where Reported in the Accompanying Tables¶
Base Salary	Fixed cash payments	Salary levels are based in part on past performance by the particular executive	Attract and retain executives; reward for level of responsibility, experience and sustained individual performance	SCT, under the column “Salary”
Cash (Non-Equity) Incentive	Annual incentive program, paid in cash, with a portion deferred into the SPP (see the next row)	Based on CDI’s financial performance (return on net assets and revenue growth), and also on achievement of individual objectives	Motivate executives to achieve short-term (one year) business goals; when combined with salary, provide roughly median cash compensation paid by comparable companies, in order to attract and retain executives	SCT, under the column “Non-Equity Incentive Plan Compensation” GOPBAT, under the columns for “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”
Stock Purchase Plan (SPP)	Deferral (for at least 3 years) of a portion of cash incentive into stock units (25% deferral is mandatory and an additional 25% deferral is voluntary); upon vesting, SPP units convert into shares of CDI stock; company match (1 for every 3 SPP units) made on voluntary deferrals; accrued dividends are payable in additional shares upon vesting	Tied to cash incentive program, so the number of SPP units received depends on CDI’s short-term financial performance and on achievement of individual objectives; value of SPP units depends on the long-term performance of CDI stock	Promote stock ownership by executives, to align with the interests of shareholders

SCT, with the deferral units under the column “Non-Equity Incentive Plan Compensation” and the company match and dividend units under the column “Stock Awards”

GOPBAT, under the columns “Estimated Possible Payouts Under Equity Incentive Plan Awards” and “All Other Stock Awards”

OEAT under “Stock Awards”

OESVT under “Stock Awards”

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)	Where Reported in the Accompanying Tables¶
Stock Appreciation Rights (SARs)	Issued at market price on date of grant; typically vest over 5 years and have a 7-year term; SARs are settled (paid) in shares of CDI stock	Value depends on the long-term performance of CDI stock	Align the interests of CDI’s executives with those of shareholders	SCT, under the column “Option Awards” GOPBAT, under the column “All Other Option Awards” OEAT under “Option Awards” OESVT under “Option Awards”
Time-Vested Deferred Stock (TVDS)	Shares of TVDS are subject to vesting, typically over 5 years; upon vesting, shares of TVDS convert into shares of CDI stock; accrued dividends are payable in additional shares upon vesting	Value depends on the long-term performance of CDI stock	Promote stock ownership by executives, to align with the interests of shareholders; provide an incentive for the executive to remain with CDI	SCT, under the column “Stock Awards” GOPBAT, under the column “All Other Stock Awards” OEAT under “Stock Awards” OESVT under “Stock Awards”
Performance-Contingent Deferred Stock (PCDS)	Opportunity to earn shares for meeting or exceeding annual financial goals; 50% of any PCDS earned vests immediately and 50% vests a year later; upon vesting, shares of PCDS convert into shares of CDI stock; accrued dividends are payable in additional shares upon vesting	Earned based on CDI’s achievement of targeted levels of return on net assets or pre-tax profits; value depends on the long-term performance of CDI stock	Motivate executives to achieve short-term (one year) business goals; the delayed vesting of 50% of any PCDS provides a retention incentive	SCT, under the column “Stock Awards” GOPBAT, under the column “All Other Stock Awards” OEAT under “Stock Awards” OESVT under “Stock Awards”
Executive Stock Purchase Opportunity Program	CDI grants 0.4 shares of TVDS for each share of CDI stock purchased by the executive in a short timeframe; shares of TVDS vest over 5 years provided executive retains the underlying shares; generally a one-time opportunity for each executive	Value depends on the long-term performance of CDI stock	Provide executives with an incentive to make a personal investment in CDI stock; promote stock ownership and align the interests of executives with the interests of shareholders	SCT, under the column “Stock Awards” GOPBAT, under the column “All Other Stock Awards” OEAT under “Stock Awards” OESVT under “Stock Awards”
Perquisites (perks)	The perks provided to CDI executives are very limited	Not based on performance	Provide a minimum competitive level of perks which, while they provide some personal benefit to the executive, are often related to his or her job and are a component of a competitive compensation package	SCT, under the column “All Other Compensation”

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)	Where Reported in the Accompanying Tables¶
Deferred Compensation Plan and Retirement Benefits	401(k) savings plan, with a $1,000 company match in 2008; Deferred Compensation Plan is a voluntary program offered to executives, giving them an additional opportunity to defer base salary and cash incentive compensation, but with no company contributions	Tied to base salary (which is based in part on past performance by an executive) and to the cash incentive program (which is based on CDI’s short-term financial performance and on achievement of individual objectives)	Attract and retain executives by providing a competitive opportunity for executives to save for retirement and achieve deferral of taxes, at minimal cost to the company

For 401(k) plan, see SCT, under the column “Salary” for amounts deferred and “All Other Compensation” for company match

For Deferred Compensation Plan, see “Nonqualified Deferred Compensation Table” and for amounts deferred, see SCT under the columns “Salary” and “Non-Equity Incentive Plan Compensation”

Severance and Other Post-Employment Compensation	Continued payment of base salary (and continued insurance coverage) for up to one year following termination by CDI without cause (or until executive finds new employment); CEO can receive severance and additional compensation upon a change in control (with a “double trigger”, as described on page 35)	Not based on performance	Attract and retain executives by providing competitive severance and other post-employment compensation; executive must sign a noncompete and a release and waiver of claims for the benefit of CDI as a condition to obtaining these benefits; possible payout to CEO following a change in control of CDI is designed to maintain his continued employment and dedication in those special circumstances	Table for each executive in the section “Potential Payments upon Termination of Employment or Change in Control”

¶ These abbreviations are used for tables which appear later in this Proxy Statement:

SCT – Summary Compensation Table (starting on page 40)

GOPBAT – Grants of Plan-Based Awards Table for 2008 (starting on page 43)

OEAT – Outstanding Equity Awards at 2008 Fiscal Year-End Table (starting on page 45)

OESVT – Option Exercises and Stock Vested Table for 2008 (starting on page 47)

The past year was a difficult one for CDI, as it was for most companies. The financial targets for our non-equity incentive compensation program and our PCDS program were approved by the Committee early in 2008, but the impact of the global economic recession on CDI dramatically accelerated during the later part of the year. As a result, CDI’s 2008 revenue and profits fell substantially below the targeted levels, which in turn resulted in no PCDS being earned by the executives in 2008 and only a small fraction of the targeted non-equity incentive compensation being earned (all of which related to the achievement of individual objectives rather than company financial objectives). In light of the disappointing financial results in 2008 and the extraordinary macroeconomic challenges which CDI faces in 2009, the Committee decided, on the recommendation of the CEO, to use its discretion to reduce the 2008 non-equity incentive compensation payouts below even the levels which were achieved.

CDI’s stock price has fallen dramatically over the past year, resulting in all of the executives’ SARs and stock options being significantly underwater (meaning the exercise prices exceed the market price of CDI stock) and resulting in a substantial decline in the value of the executives’ common stock, TVDS, PCDS and SPP units. These consequences demonstrate that CDI’s executive compensation program is fundamentally a pay-for-performance system and that, when the company’s shareholders experience a significant decline in our stock price, the company’s executives also experience a significant decline in the value of their compensation.

The company has taken a number of steps so far in 2009 in response to the difficult economic conditions that confront the company. In addition to the Compensation Committee using its discretion to further reduce 2008 non-equity incentive compensation, the company has reduced executives’ salaries by 2.5% beginning in April, suspended the company’s matching contributions to CDI’s 401(k) plan, reduced the CEO’s opportunity to earn PCDS in 2009 and reduced the performance target to earn those shares. The company also has adjusted the type of financial metrics used in the non-equity incentive compensation program and in the PCDS program to encourage direct margin and earnings growth in this challenging business environment.

Benchmarking and Competitive Compensation

Our objective is that, when the company achieves its target level of performance, our total cash compensation and our total equity compensation to our executives will each approximate the median level (50th percentile) of such elements at comparable companies. We regard compensation that is within a band of 20% above or below the median level to be approximately at the median level. To determine what comparable companies are paying their executives, the Committee has retained HayGroup, an independent outside compensation consulting firm, to do periodic studies. HayGroup reports directly to the Committee and does not work for CDI’s management.

The most recent study of executive compensation was done by HayGroup in 2008 and delivered to the Committee in October. In that study, HayGroup evaluated median compensation for two of the NEOs (Ms. Venglarik and Mr. Seiders) and for most of the other members of CDI’s senior management group. The compensation for the CEO and the CFO was not addressed in the 2008 study because HayGroup had evaluated CFO compensation in a 2007 report and because earlier HayGroup data had been reviewed by the Committee in 2007 when it negotiated the compensation terms in the CEO’s most recent employment agreement (which became effective on January 1, 2008).

In its 2008 study, HayGroup looked at the proxy statements filed by peer group companies which are in the same businesses as CDI, but concluded that there was an insufficient number of named executive officers having the same or similar positions as Ms. Venglarik or Mr. Seiders in those proxy statements to provide a meaningful comparison. HayGroup therefore focused on a group of over 600 organizations in its own database to determine the market level of compensation for those two executives. Those organizations were in many different industries and sectors, but they all were in a size range of $500 million to $2 billion. The Committee believes that organizations of this size provide a good basis for CDI to benchmark the compensation provided to our executives, since CDI is roughly in the middle of this size range (with annual revenue between $1.1 billion and $1.2 billion in 2007 and 2008) and because the nature of the positions held by our NEOs (CEO, CFO, head of HR and chief legal officer) means that CDI would likely compete with organizations of a similar size in attracting and retaining talented executives in those roles. The 2007 HayGroup study of Mr. Kerschner’s compensation was also based on a comparison to the compensation received by the CFOs of hundreds of organizations in CDI’s size range from HayGroup’s database.

When it negotiated the compensation terms in Mr. Ballou’s current employment agreement, the Committee looked at the results of a HayGroup study delivered in February 2006 which assessed compensation levels received by CEOs and other executives at comparable companies. The 2006 report examined the proxy statements of the nineteen peer group companies that are listed below. HayGroup used sixteen of the seventeen companies that constituted CDI’s peer group index in the stock performance graph which appeared in CDI’s 2005 proxy statement. Those peer group companies represent a mix of companies of varying sizes that mirror the businesses in which CDI engages. HayGroup eliminated one company (Adecco, S.A.) from CDI’s proxy statement peer group because that company was based overseas and was not viewed as a good comparison for executive compensation purposes. HayGroup added three companies for its proxy statement compensation analysis – Ceridian Corporation, Covance Inc. and TeleTech Holdings, Inc. Below is the list of peer group companies that HayGroup analyzed in its February 2006 report.

Butler International Inc.	Korn/Ferry International
Ceridian Corporation	Manpower Inc.
CIBER, Inc.	MPS Group, Inc.
Computer Horizons Corp.	Robert Half International Inc.
Computer Task Group Inc.	The Shaw Group Inc.
Covance Inc.	Spherion Corporation
Heidrick & Struggles International	TeleTech Holdings, Inc.
Jacobs Engineering Group, Inc.	Tetra Tech, Inc.
Keane Inc.	Volt Information Sciences, Inc.
Kelly Services, Inc.

HayGroup examined the compensation paid to the CEO and to the highest paid executive of each of those peer group companies, as set forth in their proxy statements. The February 2006 report also examined the compensation paid to the CEOs of over 350 companies in the $500 million to $2 billion size range in various industries and sectors (from HayGroup’s database). The results from HayGroup’s database largely confirmed the peer group data. In using the information from HayGroup’s February 2006 report when it determined Mr. Ballou’s compensation arrangements in his current employment agreement, the Committee increased the median competitive CEO numbers in the report to account for inflation during the period from the year in which the compensation analyzed in the report was paid and the years covered by Mr. Ballou’s new employment agreement. Mr. Ballou’s salary was increased by 9% (from a rate of $687,500 per year to a rate of $750,000 per year) as of January 1, 2008 because the Committee believed, based on the HayGroup report, that his salary had fallen below the market median level for CEOs in comparable companies.

Each year, when setting compensation levels for the NEOs other than the CEO, the Committee, in addition to reviewing executive compensation against the benchmark data from the HayGroup studies, also solicits input from the CEO regarding internal pay equity considerations and his recommendations regarding the compensation levels for those executives who report to him.

Based on the benchmarking studies done by HayGroup, the Committee believes that the target compensation for CDI’s executives is at approximately the median level for similar executives at comparably-sized organizations. The Committee recognizes, however, that when CDI’s performance falls below targeted levels of performance (which has been the case in recent years, with the exception of 2007), the actual compensation received by CDI’s executives may be significantly below the market median. This is a consequence of our pay-for-performance philosophy.

The Principal Components of CDI’s Executive Compensation Program

Base Salary

Base salary is the fixed element of an executive’s annual cash compensation. We base the salary for each executive on that person’s position, scope of responsibilities, experience and past performance and we also compare each executive’s salary with the salaries of other members of CDI’s senior management team to insure that those employees in higher positions with greater responsibilities and more experience receive higher base salaries than others. In addition, since we believe it is necessary to pay a competitive salary in order to attract and retain well-qualified executives, we pay base salaries which are at roughly the market median level (50th percentile) paid to comparable executives at comparable companies. Based on the HayGroup studies discussed above, we believe our base salaries for executives are in the range of the market median.

The base salaries of the NEOs for 2008 are set forth in the Summary Compensation Table on page 40. Ms. Venglarik’s base salary was increased from a rate of $260,000 per year to $275,000 effective in November 2008, to move her salary closer to the actual median shown in the benchmarking study done by HayGroup earlier in the year. No other changes were made to the base salaries of the NEOs during 2008. Effective as of April 2009, in an effort to reduce costs in the face of a difficult economic environment, CDI reduced the base salaries of all executives (along with all staff employees) by 2.5%. The company believes that cost-cutting measures such as this will contribute to the long-term financial strength of CDI.

Cash Incentive Compensation Program

In addition to a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending on the company’s financial performance during the year and on their achievement of individual performance objectives. The cash incentive compensation program is designed mainly to reward short-term (one year) business results whereas the stock-based awards are tied to longer-term financial results and stock price appreciation.

Under our cash incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would be paid this target amount for 100% achievement of the executive’s incentive compensation goals. In choosing the percentage of an executive’s salary for his or her target payout amount, we generally set higher percentages for executives at higher levels in the organization and for positions which have a greater impact on the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the cash incentive compensation program. Consistent with these principles, our CEO has the highest target payout percentage among the NEOs (at 80%), followed by our CFO (50%) and then the other NEOs (45%). Based on these target payout percentages, the target cash incentive awards to the NEOs in 2008 were: $600,000 for Mr. Ballou; $167,500 for Mr. Kerschner; $132,300 for Mr. Seiders; and $118,125 for Ms. Venglarik.

Our 2008 cash incentive compensation program was designed to reward executives for achievement of CDI financial objectives and for achievement of individual objectives that were tailored to each executive’s role and responsibilities. Individual objectives were given somewhat more weight for NEOs other than for the CEO because those executives have greater control over the achievement of their individual objectives than they have over the company’s achievement of its overall financial objectives.

The following table shows the relative weights given to the various elements of our cash incentive compensation program for the NEOs in 2008:

Elements of Cash Incentive Compensation	CEO	Other NEOs
CDI Return on Net Assets (RONA)	40%	35%
CDI Revenue	20%	15%
Individual Objectives:
Strategic Acquisitions	10%	—
Department Budget Achievement	—	20%
Other Individual Objectives	30%	30%

Total	100%	100%

Under CDI’s cash incentive compensation program the Committee can increase or decrease the amounts to be paid to executives (except that no increase will be made in the case of a NEO for whom CDI expects the deductibility limitations of Section 162(m) of the Code to apply in a given year). The Committee believes that this discretion is important in order to (a) take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high or too low under the circumstances, (b) recognize unique or special accomplishments by executives during a given year, (c) take into consideration market changes in executive compensation, (d) discourage executives from taking unnecessary or excessive risks to achieve performance goals, and (e) otherwise carry out the broad objectives of the compensation program. As explained below, in 2008 the Committee used this discretion to reduce the incentive compensation payouts below the amounts which were achieved by the executives.

Portion of Cash Incentive Compensation Based on CDI Financial Results

Under the 2008 cash incentive compensation program, at least half of each executive’s target incentive was based on the company’s achievement of its financial targets. The Committee chose return on net assets (RONA) and revenue as the financial measures for the 2008 program. RONA was given at least twice the weight as revenue because the Committee believes that RONA more directly enhances shareholder value. Revenue was added in 2008 as an element of the cash incentive program for executives in an effort to emphasize the company’s desire for growth, which has been a challenge for CDI in recent years.

RONA measures how effective the company is in managing its assets. We define RONA in the cash incentive program as the company’s net income for the year divided by the company’s average amount of net assets (total assets minus total liabilities) during the year. In calculating the net assets, certain non-operating assets and liabilities (specifically, cash, goodwill and any income tax assets or liabilities) are excluded because we want our executives to concentrate on the efficient use of the operating assets in CDI’s business. Net assets and net income of discontinued operations are also excluded. We use RONA as a basis for cash incentive compensation to focus our executives on effective management of our operating assets, including the collection of accounts receivable (which is CDI’s single biggest operating asset). By basing payouts in part on RONA, we intend to reward executives for maximizing profits and efficiently managing our assets.

To earn the target level of cash incentive compensation for 2008 based on RONA and revenue, the company needed to hit the target levels of RONA and revenue in CDI’s operating plan. The operating plan is developed by management, reviewed and approved by the Finance Committee, which recommends it for final approval by the Board of Directors. The specific target for a given year depends on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. However, a key principle in setting the target is that any investments made in CDI’s business and any additional assets used by the company must generate returns that exceed the company’s cost of capital. We believe that if CDI achieves its target levels of RONA, shareholder value will increase over the long term. Executives can earn payouts that exceed their target payouts if the RONA levels that are achieved surpass the cost of capital on all assets used in the company’s business.

Our targets are intended to be realistic and achievable. We believe that if financial targets are not attainable, the compensation program will lose the motivational effect it was designed to achieve and payouts will lag behind competitive market levels. There have been years (including 2008) when our performance targets were not met due to a volatile economic environment or unexpected accounting charges. We believe the fact that little or no cash incentive compensation was earned in those years demonstrates that our program works as designed, providing an at-risk element that is tied to CDI’s performance.

Under our cash incentive compensation program, we establish a payout scale for each financial measure above and below the target. Each scale sets a threshold level of performance (below which no cash incentive compensation would be earned) and a maximum level of performance (above which no additional incentive compensation could be earned). The scales are designed so that there is a significant fall-off in compensation for performance which is below target and a significant ramp-up in compensation for performance which exceeds the target. For 2008, the payout scales required a threshold achievement of 80% of target RONA or 90% of target revenue, for which a 50% payout would have been made. If performance reached the maximum level (at least 115% of target RONA or 110% of target revenue), executives could have earned a maximum 200% of their target payout. However, in order to earn more than the target RONA payout, CDI’s net income goal must have been met or exceeded. This ensured that superior returns coincide with superior levels of earnings.

The following table provides basic information about the payout levels established for CDI’s 2008 cash incentive compensation program.

	RONA			Revenue
Payout Level	Achievement Needed	% of Target	Payout as a % of Target Payout	Achievement Needed (in millions)	% of Target	Payout as a % of Target Payout
Threshold level	19.9%	80%	50%	$1,163	90%	50%
Target level	24.9%	100%	100%	$1,292	100%	100%
Maximum level	28.6%	115%	200%	$1,421	110%	200%

The actual RONA achieved by CDI for 2008 was 13.8%, which represented 55.4% of the target level of 24.9%. The actual revenue was $1,118,597,000, which represented 86.6% of the target level of $1,292,000,000. This resulted in no payout to the NEOs in connection with the portion of cash incentive compensation based on financial measures.

The following chart, which shows the achievement of financial measures over the past three years, illustrates the sensitivity of our incentive compensation to the company’s financial results and the leverage built into our program.

Year	% of Financial Target(s) Achieved by CDI		Payout as a % of Target Payout
2008	65.8%	(1)	0%
2007	138.8%		200%	(2)
2006	90.4%		65%

(1)	Based on the RONA component having twice the weight of the revenue component.

(2)	Excludes the effect of the cap on the CEO’s total cash incentive compensation, as explained below.

Under the terms of Mr. Ballou’s employment agreement, his cash incentive compensation is capped at 120% of his salary. This cap came into play in 2007. This cap originated in Mr. Ballou’s 2001 employment agreement as the Committee intended to put reasonable limits on CEO cash compensation.

For 2009, the Committee decided to replace RONA and revenue as the performance goals with pre-tax profits and direct margin dollars. In a business environment where returns are likely to be subdued and working capital asset levels are more difficult to predict and control, the Committee is seeking to encourage CDI’s executives to maximize profitability.

Portion of Cash Incentive Compensation Based on Individual Objectives

We include individual objectives as a component of our cash incentive compensation program for executives because we believe that there are certain critical strategic objectives that each executive should be responsible for achieving in a given year. We establish the personal objectives for each executive around the time that we prepare our annual operating plan. These personal objectives often reflect longer-term goals that may not have a significant effect on CDI’s financial results in the year in which they are performed but are expected to promote future shareholder value. For 2008, the Committee sought to encourage business growth and so a number of the individual objectives were designed to support that goal.

Key individual objectives for our CEO in 2008 were for CDI to meet its financial plan (which included targets for metrics such as revenue, direct margin, pre-tax profit, net income and RONA), to ensure progress on the company’s strategic plan, to accelerate efforts to move CDI’s service offerings up the value continuum, to further develop global and offshore service capabilities, and to lead a talent management and succession planning process. A separate objective, given 10% weight in the CEO’s 2008 cash incentive program, was to submit to the Board potential acquisitions which would support CDI’s strategy and satisfy CDI’s financial return targets. These objectives were designed to focus the CEO on what the Committee agreed should be his top priorities, with an emphasis on activities which will increase shareholder value. The Committee makes an overall evaluation of the CEO’s achievement of his individual objectives after the end of the year. For 2008, the Committee determined that Mr. Ballou achieved 100% of his objective relating to acquisitions and over 50% of his other individual objectives. However, Mr. Ballou proposed that his payout based on achievement of the other individual objectives be capped at 50% and that his overall cash incentive award (based on 100% achievement of his acquisitions objective and 50% achievement of his other individual objectives), which would have been $150,000, be further cut in half to $75,000. This was in recognition of the company’s disappointing financial results in 2008. The Committee, applying the discretion it has under our cash incentive program, accepted Mr. Ballou’s proposals. We believe that this reduction in the CEO’s incentive compensation payout is in keeping with the company’s pay-for-performance philosophy.

For the NEOs other than the CEO, the Committee added an objective in 2008 based on each executive adhering to his or her department’s budget for the year, because the Committee wished to stress the importance of the executives maintaining cost controls with respect to their own functional group. For the department budget objective, which was given 20% overall weight in the other NEOs’ 2008 cash incentive program, a target budget amount was established for each executive, so that if the executive held his or her department’s budget to the target level, he or she would achieve 100% of that objective. A threshold budget amount (above which no payout would be made) and a maximum budget goal (which would result in a 200% payout if achieved) were also established. Payouts for the achievement of individual objectives other than the department budget are done on a “straight line” basis from 0% to 100% and are, therefore, different than payouts for the achievement of company-wide financial objectives and the department budget goals, where executives have the potential to earn more than 100% of the target amount.

The following table provides examples of other 2008 individual objectives that were established for the other NEOs.

Name of Executive	Position	Example of 2008 Individual Objectives
Mark Kerschner	Executive Vice President and Chief Financial Officer	Improve the metrics used to measure the efficiency of operations and of the Finance function
Cecilia Venglarik	Senior Vice President, Human Resources	Support CDI’s global expansion by establishing HR capabilities in designated countries
Joseph Seiders	Senior Vice President and Chief Legal Officer	Develop the legal and contracts expertise to support CDI’s international growth

The CEO assesses the performance by the other NEOs of their individual objectives and recommends achievement percentages to the Committee, which evaluates these recommendations and either accepts or revises them, and then approves them. For 2008, the CEO determined that each of these executives had achieved more than 100% of their department budget objectives and more than 50% of their other individual objectives, but that CDI’s disappointing financial results for the year warranted a reduction in payouts which would cap the department budget achievement at 100% and cap the achievement of the other individual objectives at 50%. The Committee, applying the discretion it has under our cash incentive program, accepted those recommendations. We believe that cutting back on executive compensation in this way when the company’s financial performance is unsatisfactory is in line with CDI’s basic compensation philosophy.

Equity Compensation

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of those executives and the interests of our other shareholders. Accordingly, we regard the stock-based elements of the executive compensation program as essential to the program’s effectiveness. Each year, typically in March, we grant equity awards to our executives under the 2004 CDI Corp. Omnibus Stock Plan (the “Omnibus Plan”). These awards generally consist of a combination of the following: stock-settled Stock Appreciation Rights (SARs), Time-Vested Deferred Stock (TVDS) and Performance-Contingent Deferred Stock (PCDS).

PCDS, which vests only if CDI meets a financial target, is a part of our standard executive compensation package because it directly ties equity awards to company performance. TVDS, which generally vests over a five-year period, is specifically designed to promote employee retention. Another reason that deferred stock (both TVDS and PCDS) was chosen to be a component of the equity compensation for CDI’s executives (rather than just SARs or stock options) is that fewer shares of deferred stock need to be awarded, as compared to SARs or stock options, to provide the equivalent economic value to a recipient, thereby also reducing the company’s share dilution. In addition, deferred stock assists executives in meeting their stock ownership requirements, which are described below. The Committee believes that CDI’s standard package of SARs, TVDS and PCDS provides the executives and the company with a good mixture of rewards and risks.

In determining the number of shares to be subject to equity awards each year, the Committee considers CDI’s stock “overhang” – the potential dilution the awards would have on the company’s outstanding shares. The Committee defines overhang as the sum of the outstanding equity awards (SARs, stock options, TVDS and PCDS) and the shares reserved for future equity awards under the Omnibus Plan, as a percentage of the sum of the total outstanding shares of CDI stock, the outstanding equity awards and the shares reserved for future equity awards. The Committee’s objective is that the overhang not exceed 13%, which is within recommended guidelines published by executive compensation advisors. Over the past few years, CDI’s overhang has been slightly, but consistently, below that level. In determining the overall amount of equity awards to grant each year, the Committee also considers the number of shares available for grant under the Omnibus Plan and the financial expense the company would incur in connection with the awards.

The size of each executive’s equity awards is based on a number of factors. Our goal is to provide executives with total equity compensation at approximately the market median shown in the compensation studies done periodically by HayGroup. The Committee also considers the size of awards given to other members of the senior management team to ensure that higher-level managers and people who have the greatest impact on CDI’s financial results receive proportionally larger equity awards. The Committee has generally not considered previously granted equity awards when structuring the compensation arrangements of the executives because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past compensation arrangements. We seek to motivate the future performance of the company’s executives, while previously granted equity awards reflect their past performance.

Our starting point for determining the size of each executive’s annual equity awards (other than for the CEO, whose equity awards are set forth in his employment agreement, as described below) is to establish a target dollar value for each person. This target value is based on a recommendation by the CEO which is either accepted or revised, and then approved, by the Committee. The target value is intended to reflect the relative contribution and importance of the recipient to the company’s business. Then, using a Black-Scholes model, we determine the number of stock options the executive would need to receive in order to obtain that dollar value. This number of options is then split into the following three components, which are designed to have roughly equivalent dollar values:

•	SARs (with a ratio of one SAR for each stock option);
•	TVDS (with a ratio of one share of TVDS for every four stock options); and
•	PCDS (with a ratio of one share of PCDS for every two stock options).

This process essentially splits the option equivalent number into three equal pieces and then converts each piece into the respective SARs, TVDS and PCDS awards based on the above ratios. When we determined the relative valuations of the three components, we looked at market data and industry practices. The ratios reflect the fact that the chances of earning PCDS are less certain than earning TVDS and that SARs are more risky than TVDS because SARs only have value if (and to the extent) the company’s share price rises above the exercise price.

The option equivalent numbers for the NEOs in 2008, which were the same as in 2007, are listed below. The specific equity awards made to each NEO in 2008 are set forth in the Grants of Plan-Based Awards Table on page 43.

Mark Kerschner	30,000 option equivalents
Cecilia Venglarik	15,000 option equivalents
Joseph Seiders	15,000 option equivalents

We believe that our equity compensation awards not only provide CDI the ability to attract and fairly compensate its executives but also help us to retain our executives. Since SARs and deferred stock typically vest over a period of years, they encourage executives to remain with the company in order for them to realize the full potential value of their equity awards. Our equity awards also provide an additional benefit to our executives since our program provides that, in the case of stock-like instruments such as TVDS and PCDS, upon vesting the holder receives additional shares with a value equal to the accumulated cash dividends paid on CDI stock during the vesting period. This allows the executives to achieve total returns consistent with those of CDI’s shareholders provided that the executives satisfy the vesting requirements.

Stock Appreciation Rights (SARs)

SARs tie the economic interests of our executives to those of our shareholders since SARs will only deliver actual value to the executives if (and to the extent) the market price of CDI stock increases after the grant date. Our SARs typically have a seven-year term, which rewards executives for long-term growth. In addition, SARs are intended to help retain executives because they cannot be exercised until they vest, with vesting occurring over a five-year period. Our SARs are settled in stock (rather than being paid out in cash) in order to further promote CDI stock ownership by our executives.

The CEO has not been granted SARs, though he holds stock options granted under his previous employment agreement. In formulating the CEO’s compensation in his 2008 employment agreement, the Committee decided not to use SARs due to the short time period between the effective date of the agreement and the date of Mr. Ballou’s possible retirement in March 2011 at the end of the agreement term.

Time-Vested Deferred Stock (TVDS)

Shares of TVDS, which are similar to what some companies call restricted stock units, are earned by an executive over a vesting period, generally five years. Upon vesting, these shares become unrestricted shares of CDI stock. During the vesting period the executive must remain employed by CDI. This serves as a retention tool for the company. Also, TVDS provides an executive with value that is based on the market price of CDI stock, thereby linking the interests of the executive with those of our shareholders. Of the three typical components of CDI’s equity compensation program (SARs, TVDS and PCDS), TVDS provides the greatest likelihood that an executive will increase his or her ownership interest in the company.

The approach that the Committee and Mr. Ballou took in negotiating the amount of TVDS and PCDS to be granted to Mr. Ballou under his 2008 employment agreement was to establish a Long-Term Incentive (LTI) dollar amount and to divide this LTI amount into awards of TVDS and PCDS. To establish the LTI amount, they examined the HayGroup compensation study described earlier in this CD&A and concluded that for 2008 – the first year of the three year agreement – the LTI amount should be 150% of Mr. Ballou’s salary, or $1,125,000. They then agreed that 25% of this amount, or $281,250, should be TVDS and 75%, or $843,750, should be PCDS. This would provide the retention incentive that comes from the certainty of TVDS and the performance motivation that comes from PCDS. However, the Committee determined that the performance motivation should become more important as the agreement progresses, while the retention motivation should become less important as Mr. Ballou’s employment term nears its end. Accordingly, the Committee decided to increase the potential PCDS awards in the second and third years of the agreement (2009 and 2010) while holding the TVDS award constant at $281,250 per year. The TVDS which Mr. Ballou receives has shorter vesting periods than the five years which is typical for other CDI executives, in recognition of the March 2011 termination date of his employment agreement.

Performance-Contingent Deferred Stock (PCDS)

PCDS provides incentive compensation that can be earned only if an objective financial performance measure, or threshold, is met by CDI in a given year. For 2008, executives were given the opportunity to earn more than 100% of their target PCDS award, with the maximum number of shares which could be earned equal to 200% of the target amount. However, awards in excess of 100% could only be earned if CDI exceeded its RONA target and achieved the net income target for the year, requiring that superior returns be matched by superior levels of earnings. The Committee believes that this incentive to potentially earn more than 100% of their PCDS award encourages executives to produce exceptional financial performance and thereby further increase shareholder value. This higher possible payout also could close the gap between CDI’s equity awards as compared to the actual median level shown in the HayGroup benchmarking studies referred to earlier.

Any PCDS shares that are earned vest 50% at the time they are earned (which would typically be in March of the year after the performance goal was achieved) and 50% one additional year later. The executive must be employed by the company at the time shares of PCDS vest in order to receive the stock. This vesting feature is designed to add a retention element to PCDS.

For the 2008 awards of PCDS to our NEOs other than the CEO, a payout of the target number of shares of PCDS depended upon the achievement by the company of its RONA target in CDI’s financial plan. The target RONA is set at the beginning of each year and is approved by the Finance Committee and the Board. For 2008, a threshold for earning any shares of PCDS was set at an after-tax RONA of 18.2%. Upon achievement of the threshold RONA target, 20% of the PCDS shares would be earned. The target number of PCDS shares would be earned if RONA was in the range of 24.9% to 26.6%. The maximum number of shares of PCDS (200% of the target award) would be earned if the company’s RONA hit or exceeded 28.7%. For 2008, CDI’s actual after-tax RONA was 13.8% and, accordingly, the executives did not earn any of their PCDS awards.

The CEO’s opportunity to earn shares of PCDS based on the company’s 2008 financial performance is governed by his employment agreement. The applicable financial measure relates to the company’s achievement of its pre-tax profit (PTP) target, with a threshold achievement of 90% of the PTP target required for the CEO to earn any shares of PCDS. In determining the financial performance which CDI needed to achieve in the three years of his current employment agreement, the Committee used the PTP targets in the company’s long-range strategic plan at the time the employment agreement was being negotiated. PTP was utilized rather than RONA because RONA is more difficult to forecast over an extended period of time. The Committee established the dollar amount of PCDS which the CEO could earn based on competitive market data, as explained earlier. The equity compensation which the CEO can earn if the company performs at or above target is even more heavily weighted towards PCDS than TVDS than is the case for the other NEOs. This is in keeping with the Committee’s view that higher-ranking executives with greater impact on CDI’s financial results should have more of their compensation at risk and dependent on CDI’s performance.

The following table shows the dollar amounts of the PCDS awards which the CEO could have earned at various levels of performance by CDI in 2008.

% Achievement of PTP Target	Amount of PTP in 2008	$ Amount of PCDS Earned
90%	$54,000,000	$281,250
95%	$57,000,000	$506,250
100% (target)	$60,000,000	$843,750
105%	$63,000,000	$1,125,000
110% or greater	$66,000,000	$1,406,250

Since CDI’s PTP from continuing operations in 2008 was $28,722,000, which was below the threshold, Mr. Ballou did not earn any shares of PCDS for 2008.

Mr. Ballou’s employment agreement provides that the PTP targets in the agreement can be adjusted if economic conditions change. Any adjustment must first be approved by the Finance Committee (since the Finance Committee is responsible for reviewing and approving the company’s annual operating plan) and then must be approved by the Compensation Committee. The target level of PTP for 2009, which was established when Mr. Ballou’s employment agreement was being negotiated in 2007, had been $78 million, which we believe is no longer realistic in the current recessionary period. In order for the PCDS to provide a continuing incentive for the CEO this year, the Finance Committee and the Committee have approved an adjustment to the 2009 PTP target, reducing it to $25.7 million, to make it consistent with CDI’s current operating plan. The Committee and Mr. Ballou also agreed to reduce the dollar value of his possible PCDS payout for 2009 in line with the reduction in the target levels of PTP.

In March 2009, the Committee established the terms of the PCDS opportunity for the NEOs other than the CEO. For 2009, those NEOs can earn shares of PCDS if the company achieves its targeted level of direct margin dollars. The Committee decided to use direct margin dollars rather than PTP in the 2009 PCDS program in keeping with CDI’s growth initiatives. However, PTP remains an important element in the NEOs’ cash incentive compensation program. The company will need to achieve direct margin dollars above the level in its financial plan in order for these executives to earn the threshold amount of PCDS (which is 20% of the target payout) in 2009.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks are part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. At least once a year, the Committee reviews executives’ benefits and perks as part of its review of tally sheets. But since the benefits and perks represent an insignificant portion of the NEOs’ overall compensation, they do not materially influence the Committee’s decision in setting the total compensation for the executives.

Retirement Benefits and Our Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees and to provide a modest company match to encourage participation. CDI’s financial performance affects the amount of the matching contribution which the company makes for each employee. For 2008, up to $1,000 was matched for each staff employee, but the match has been suspended for 2009, to reduce costs in light of the difficult economic environment facing the company this year. We believe that the 401(k) plan provides CDI’s employees with a savings program in which each employee can control how his or her savings are invested.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $15,500 in 2008, though participants over the age of 50 can contribute more) and, due to IRS nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees such as the NEOs. For this reason, we have also established a nonqualified Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly compensated employees who can’t contribute the maximum allowable amount to their 401(k) plan account because of IRS limitations to save for retirement in a tax-effective way at minimal cost to the company. Additional information regarding the Deferred Compensation Plan can be found beginning on page 48 in connection with the Nonqualified Deferred Compensation Table for 2008. We believe that the Deferred Compensation Plan is an important element of a competitive compensation package for CDI’s executives.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. We have adopted a severance policy which, in recognition of our senior managers’ past service to CDI, is intended to assist them in transition from employment by CDI when that employment is terminated by the company without cause. Under this policy, the severance payout periods are longer (and the total payments are generally greater) for the highest level managers such as our executive officers, since we believe that it usually takes longer for those people to find a new job. All of our current executive officers are eligible for up to one year of base salary continuation under this policy. If the executive finds new employment in less than a year, the salary continuation payments cease at the time that the new employment begins. In order to receive the benefits of this program, executives must sign a release and waiver of claims against CDI and agree not to compete with CDI or solicit its customers or employees during the severance period. Additional details regarding the post-termination benefits that our executives can receive can be found in the section “Potential Payments upon Termination of Employment or Change in Control” beginning on page 49.

In structuring a severance program, the Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

Our CEO’s severance arrangement is governed by his employment agreement. His basic salary continuation period of up to one year is consistent with that which applies to other top executives under CDI’s severance policy. Under Mr. Ballou’s employment agreement, the company will continue to provide, and pay its share of, medical insurance coverage for Mr. Ballou and his family from the end of his employment until his sixty-fifth birthday (or when he accepts employment with another company, if earlier). Mr. Ballou’s employment term under the agreement is currently scheduled to end on March 31, 2011, at which time Mr. Ballou will be 59 years old.

The agreement also provides that if Mr. Ballou’s employment with CDI ends as a result of the expiration of his employment term on March 31, 2011, his departure will be considered a retirement. As such, Mr. Ballou will be eligible for accelerated vesting of his deferral units (i.e., their conversion into shares of common stock) under the SPP. While Mr. Ballou will not at that time satisfy the combinations of age and years of service stated in the SPP for a departure from employment to be considered a retirement, the Committee has discretion under the plan to define other departures as a retirement and the Committee has done so in Mr. Ballou’s case. Moreover, Mr. Ballou would be entitled to receive salary continuation payments (and some other benefits) in certain additional circumstances, including following a change in control of the company. However, the provision relating to a change in control contains a “double trigger” so that just the occurrence of a change in control would not result in a payout. Another event, such as the termination of Mr. Ballou’s employment by the company without cause or Mr. Ballou’s resignation following a change in his position or duties or a change in the geographic location of his office, must also take place. The use of a double trigger is consistent with what we believe is the basic purpose of providing post-employment compensation, which is to provide an executive with a guaranteed level of financial protection upon the actual loss of employment. A description of this change in control provision and an estimate of the potential benefits to Mr. Ballou can be found starting on page 49. The Committee believes that these severance and change in control arrangements are an important part of overall compensation for our CEO because they help to secure his continued employment and dedication, notwithstanding any concern that he might have regarding his own employment status, prior to or following a potential major transaction or change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their CEOs.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Stock Purchase Plan (SPP)

Under the SPP, 25% of the cash incentive compensation earned by a NEO is automatically deferred and converted into SPP units (based on the market price of CDI stock on the date that the cash incentive compensation is approved). The executive can voluntarily elect to defer and convert up to an additional 25% of his or her cash incentive compensation into SPP units. The company makes a matching contribution of one unit for every three units acquired by the executive through these voluntary deferrals. Upon vesting, the executive receives one share of CDI stock for each SPP unit. The vesting period is selected by the executive, but must be at least three years and cannot be longer than ten years.

The SPP promotes stock ownership by executives and, in doing so, aligns the interests of the executives with the interests of CDI’s shareholders. Since the value of the SPP units is based on CDI’s share price, this program provides executives with additional incentives to increase CDI’s market value over time. The company match feature encourages the executives to voluntarily participate in the SPP beyond the required automatic deferral.

Upon vesting, the executive receives additional shares of CDI stock having a value equal to the accumulated dividends paid by CDI on its stock during the vesting period, which serves to put the executive in the same position as CDI’s shareholders in terms of the total returns on their investment in CDI. The SPP also assists executives in reaching their share ownership requirements, which are described below. In addition, the SPP provides a retention incentive, particularly with regard to the company match since those units are forfeited if the executive resigns before they vest.

Stock Ownership Requirements

The company maintains stock ownership requirements to advance the objective of linking the interests of our senior management team with those of our shareholders. By establishing significant minimum levels of CDI stock ownership, we seek to ensure that executives will have a substantial ongoing equity stake in the company. As a result, executives have a strong personal incentive to make decisions that will improve the value of CDI stock over time.

Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. The NEOs (other than the CEO) must own CDI stock with a value at least equal to two times their base salary. Under his employment agreement, Roger Ballou is currently required to own at least $2.5 million of CDI stock. Under the policy, the value of CDI stock is considered to be the greater of (a) the average stock price on the last trading day in each quarter over the previous two calendar years or (b) the average stock price at the inception of the policy, which was $25.35. Part (b) is designed to prevent volatility in the market price of CDI stock from making compliance with the requirements difficult to maintain. The following shares and units count towards meeting the stock ownership requirements: (1) shares owned by the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) TVDS, earned PCDS and restricted stock, (3) SPP units, and (4) CDI shares held in the company’s 401(k) plan or an IRA maintained by the executive. Until the full ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of TVDS or PCDS and other sources (after payment of any exercise price and taxes).

An executive has five years to satisfy the ownership requirements after becoming subject to the policy. If an executive fails to reach his or her target level of stock ownership by the fifth year, half of the executive’s future cash incentive compensation payments will be deferred into the SPP (with no company match) until the ownership requirement is met. New executives (hired beginning in 2006) are also subject to a 50% ownership requirement after three years and if that is not met, half of their cash incentive compensation will be deferred into the SPP with no match until the 50% ownership requirement is met. To further toughen the penalties for failure to comply with the stock ownership requirements, the Committee revised the policy in late 2008 to also provide that a person who fails to meet the ownership requirements will (1) forfeit one-half of any equity award scheduled to vest after 2008 and (2) be subject to disciplinary action up to and including termination of employment. The company believes that these stock ownership requirements help align the executives’ interests with those of the other shareholders and that serious consequences for violations encourage compliance and emphasize the importance that CDI places on equity ownership by its senior management team.

The Committee monitors the progress of the executives in achieving their required stock ownership levels. The Committee most recently looked at this in October 2008. At that time, all of the executive officers had surpassed their stock ownership requirements.

Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. The NEOs covered by this program have stock ownership requirements of at least two times their base salary, and this program has assisted eligible participants in meeting those requirements.

Under this program, which is typically a one-time opportunity for each executive, for every share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are eligible to purchase more shares under this program.

Timing and Pricing of Equity Awards

Equity awards to executives are generally made once a year. Committee policy provides that the Committee will meet to approve the annual awards to the NEOs on the third business day following the issuance of the company’s earnings release for the previous year. The exercise price of SARs and the per share value of TVDS and PCDS awards equals the closing market price of CDI stock on the award date. We schedule the grants of our annual equity awards to take place shortly after the release of our annual earnings so that CDI’s stock price at the time of the awards can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects. In March 2009, the grants were delayed until the third business day following the filing of CDI’s Form 10-K for 2008, because the company was in a blackout period for trading until that time. The exercise price of SARs and the per share value of the TVDS and PCDS awards in March 2009 equaled the closing market price of CDI on the grant date, consistent with the Committee’s policy.

Between the times of the annual grants, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chairman of the Committee, with notice given to the other members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in their size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of SARs and the per share value of deferred stock is the closing price of CDI stock on the date of the award.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurances that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Effect of Executive Compensation Program on Risk

The Committee believes that although a substantial portion of the compensation provided to our NEOs is performance-based, our executive compensation programs do not encourage excessive and unnecessary risk taking. The executives’ base salaries provide a fixed element of compensation at levels which the Committee considers sufficient not to encourage undue risk taking. Under our cash incentive compensation program, the Committee retains the discretion to reduce or withhold compensation if the Committee determines an executive has caused CDI to incur excessive risk. The design of our compensation programs encourages CDI’s executives to remain focused on both the short- and long-term operational and financial goals of the company, with substantial value based on the long-term performance of CDI. For example, SARs and TVDS awards vest 20% each year over five years, which encourages executives to focus on sustained stock price appreciation. Stock ownership requirements ensure that executives maintain a significant level of CDI stock ownership, providing considerable motivation for them to take into account CDI’s long-term interests. Finally, our incentive awards depend on performance against a diverse mix of financial and non-financial goals, to avoid excessive weight on a single performance measure.

Impact of Tax Deductibility Limitation and Other Tax Considerations on Compensation Design and Decisions

Deductibility of Compensation Under Section 162(m)

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the company of certain compensation in excess of $1 million per year that is paid to each NEO. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Committee has sought to ensure that CDI’s equity compensation plans satisfy the requirements for a “performance-based” plan under the Section 162(m) regulations so that any compensation to executive officers under those plans would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, the Omnibus Plan as well as our CEO’s incentive compensation arrangements, which were previously approved by the shareholders of CDI, are being submitted to shareholders for reapproval at this year’s meeting. The Section 162(m) regulations require periodic reapproval. Such shareholder approval is necessary in order to satisfy the “performance-based” exemption. The cash incentive compensation, stock options, PCDS and performance-based restricted stock which Mr. Ballou has received under his previous employment agreements and may receive under his current employment agreement have been structured to satisfy the “performance-based” exemption under Section 162(m). Base salary and TVDS do not qualify for this exemption.

The loss of deductibility has not generally been an issue for CDI in the past. Section 162(m) has come into play only one year and for only one executive – in 2002 for Roger Ballou, when reimbursement of the expenses of his relocation to Philadelphia and the costs associated with the sale and purchase of his residence pushed his total non-exempt compensation slightly over the $1 million level. In 2009, the combination of Mr. Ballou’s base salary and TVDS award will push his non-exempt compensation slightly above the $1 million threshold for deductibility.

Over the years, the Committee has sought to structure executive compensation arrangements so as to be entirely deductible. However, the Committee believes that, in some circumstances, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. So, while in the past the Committee has not generally approved executive compensation which would be expected to exceed the deductibility limitation, the Committee reserves the flexibility to do so in the future when appropriate.

Delay of Payments Due to Section 409A

As a result of Section 409A of the Internal Revenue Code, the payment of nonqualified deferred compensation due to a NEO upon his or her termination of employment cannot be made sooner than six months following the person’s termination, unless the person dies before the end of the six-month period. The failure to comply with this rule would result in a 20% penalty tax plus interest penalties on the NEO. Accordingly, CDI has agreed that, in order to assist each NEO in avoiding the imposition of such tax, to the extent payments to be made to a NEO on account of such executive’s termination of employment (other than as a result of the executive’s death or disability) constitute nonqualified deferred compensation subject to Section 409A of the Code, such payments will be delayed until the first day following the six-month anniversary of the NEO’s termination.

Use of Tally Sheets

Each fall, the Committee reviews tally sheets prepared for each executive officer of CDI by the company’s Human Resources department. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. The format of the tally sheets mirrors the disclosures under the SEC’s executive compensation disclosure rules in order to show Committee members how the disclosures would appear to shareholders in the company’s proxy statement. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how each component of an executive’s compensation package fits together and provide a context for making pay decisions. The Committee expects to continue the practice of reviewing tally sheets in the future. The Committee did not make any adjustment to executive compensation as a result of its review of the tally sheets last year because the Committee concluded that the company’s executive compensation program continues to meet the objectives described earlier in this CD&A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chairman

Ronald J. Kozich

Summary Compensation Table

The following table summarizes the compensation of each of the NEOs during the past three years. The four people in this table were the only executive officers of CDI during 2008.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1) (4) (5)	All Other Compensation ($) (6)	Total ($)
Roger H. Ballou, President and Chief Executive Officer	2008 2007 2006	750,000 640,625 610,000	0 0 0		660,879 250,851 154,822	99,079 226,035 76,104	75,000 768,750 325,000	15,402 38,012 41,130	1,600,360 1,924,273 1,207,056
Mark A. Kerschner, Executive Vice President and Chief Financial Officer	2008 2007 2006	335,000 330,834 310,000	0 0 40,000	(7)	145,853 114,249 33,514	57,857 42,413 26,083	58,625 268,803 105,671	1,000 1,000 11,855	598,335 757,299 527,123
Cecilia J. Venglarik, Senior Vice President, Human Resources	2008 2007 2006	262,421 256,667 255,000	0 0 0		80,723 66,130 27,887	46,419 57,077 68,473	41,344 189,420 79,952	1,000 1,000 500	431,907 570,294 431,812
Joseph R. Seiders, Senior Vice President and Chief Legal Officer	2008 2007 2006	294,000 287,333 284,000	0 0 0		67,103 53,473 17,583	46,419 57,077 60,023	25,000 165,476 59,363	1,000 1,000 500	433,522 564,359 421,469

Notes to the Summary Compensation Table:

(1)	All of the NEOs participated in the Deferred Compensation Plan in 2008 and 2007, and all but Mr. Kerschner participated in that Plan in 2006. Under that Plan, NEOs can elect to defer a portion of their Salary and Non-Equity Incentive Plan Compensation. For amounts earned in 2008, each of the NEOs elected to defer portions of their Salary and Non-Equity Incentive Plan Compensation. The amounts shown in these columns include amounts which were deferred in connection with the Deferred Compensation Plan. The amounts of Salary deferred in 2008 are reflected in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation Table for 2008 on page 48. The amounts of Non-Equity Incentive Plan Compensation earned in 2008 were not paid until March 2009 and so are not reflected in the Nonqualified Deferred Compensation Table for 2008.

(2)	The Stock Awards column represents the dollar amount recognized or “expensed” in a given year for financial statement reporting purposes in accordance with FAS 123(R) for TVDS, PCDS and restricted stock received by the NEOs in that year and in prior years, calculated without regard to any estimated forfeitures. Also included is the expense associated with additional SPP units received by NEOs as a result of the company match and the dollar amount of dividends accrued during the year on unvested SPP units and shares of TVDS, PCDS and restricted stock. (Upon vesting, the holders of SPP units and shares of TVDS and PCDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date. Upon vesting, the holder of restricted stock (Mr. Ballou) receives cash equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.) None of the shares of PCDS awarded in 2008 were earned, so no expense relating to those awards was included in CDI’s 2008 financial statements, and therefore the amount of the Stock Awards to each NEO in 2008 does not include any amount relating to the PCDS awarded in 2008. For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 10 to the company’s financial statements in the Form 10-K for the year ended December 31, 2008 and Note 8 to the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be realized by the executives. See the CD&A for more information about CDI’s various stock awards.

(3)

The Option Awards column represents the dollar amount recognized in a given year for financial statement reporting purposes in accordance with FAS 123(R) (but without any reduction for estimated forfeitures) for SARs and stock options received by the NEOs in that year and in prior years.

The following table sets forth the assumptions used to calculate the compensation expense of Option Awards in the Summary Compensation Table on a grant by grant basis.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Award ($/share)	Risk-Free Interest Rate (%)	Expected Life of Option or SAR (years)	Expected Volatility (%)	Expected Dividend Yield (%)
10/01/01	Ballou	3.51	3.96	5.5	24.26	2.34
02/24/03	Venglarik Seiders	9.49	2.82	5.0	52.06	1.60
03/01/04	Venglarik Seiders	9.82	2.98	5.0	38.54	1.49
03/04/05	Venglarik Seiders	6.50	3.97	5.0	36.58	2.12
09/06/05	Kerschner	8.62	3.89	5.0	33.58	1.53
03/09/06	Kerschner Venglarik Seiders	9.10	4.61	5.0	37.00	1.53
03/20/06	Ballou	7.21	4.63	2.5	37.00	1.53
03/01/07	Kerschner Venglarik Seiders	9.03	4.47	5.0	36.50	1.64
03/08/07	Ballou	8.39	4.59	1.73	54.00	1.51
03/03/08	Kerschner Venglarik Seiders	7.51	2.48	5.0	38.08	2.10

For additional information regarding CDI’s accounting treatment of stock-based compensation, refer to Note 10 to the company’s financial statements in the Form 10-K for the year ended December 31, 2008 and Note 8 to the company’s financial statements in the Form 10-K’s for the years ended December 31, 2007 and December 31, 2006, as filed with the SEC. The amounts in this column reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be realized by the executives. See the CD&A for more information about CDI’s stock options and SARs.

(4)	Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs was paid in the form of SPP units rather than in cash. Also, Ms. Venglarik and Mr. Seiders each voluntarily deferred an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units in 2008, 2007 and 2006. Mr. Kerschner voluntarily deferred an additional 25% of his Non-Equity Incentive Plan Compensation into SPP units in 2008 and 15% in 2007. The amounts shown in the Non-Equity Incentive Plan Compensation column of this table include the value of the deferred SPP units received in lieu of cash. This presentation is consistent with CDI’s accounting treatment for these SPP units, which are not considered to be within the scope of FAS 123(R) and are fully expensed in the year in which the Non-Equity Incentive Plan Compensation is earned. For more information regarding the SPP, see the “Stock Purchase Plan (SPP)” section of the CD&A.

(5)	The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on their and the company’s performance that year and were paid (in cash and SPP units) in March of the following year.

(6)	All Other Compensation consists of: (a) company contributions to CDI’s 401(k) plan, and (b) personal benefits and perquisites (perks) received by the NEO unless the total amount of the personal benefits and perquisites to the NEO is less than $10,000. The table below shows the breakdown of All Other Compensation to each NEO for each year.

	2008		2007		2006
Name	401(k) Plan ($)	Perks ($)	401(k) Plan ($)	Perks ($)	401(k) Plan ($)	Perks ($)
Roger Ballou	1,000	14,402	1,000	37,012	500	40,630
Mark Kerschner	1,000	—	1,000	—	500	11,355
Cecilia Venglarik	1,000	—	1,000	—	500	—
Joseph Seiders	1,000	—	1,000	—	500	—

The personal benefits and perquisites to Mr. Ballou in 2008 consisted of sports and show tickets either paid for by CDI or provided by vendors to the company (valued at $4,105), the use of a parking space in the office building where CDI’s executive offices are located (which cost CDI $3,780), a club membership ($3,700), travel and meal costs for his spouse when accompanying him on certain business trips and the use of a company computer in his home. Personal benefits and perquisites are valued on the basis of the aggregate incremental cost to the company or, in the case of sports or theatre tickets provided by vendors, the market value of those tickets.

(7)	This was a discretionary bonus awarded to Mr. Kerschner by the Compensation Committee in connection with his 2006 performance. The amount set forth in this table under the Bonus column includes the full amount of the bonus earned by Mr. Kerschner with respect to 2006, including the portion of the bonus (25%) which was required to be paid in the form of SPP units rather than in cash.

Grants of Plan-Based Awards Table for 2008

The following table provides information about equity and non-equity awards granted to the NEOs in 2008. The type of award is indicated at the beginning of each row in the table. All awards were made under the Omnibus Plan except for SPP units, which are made under the Stock Purchase Plan.

Name	Grant Date	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (3)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (8)	Exercise or Base Price of Option Awards ($/Sh) (9)	Grant Date Fair Value of Stock and Option Awards ($) (10)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger H. Ballou
Non-Equity Incentive Plan & SPP Deferral (2)	03/03/08	03/03/08	135,000	450,000	675,000	4,797	15,991	23,987
Time-based Restricted Stock	03/03/08	03/03/08							5,000			124,050
Performance-based Restricted Stock (4)	03/03/08	03/03/08							15,000			372,150
SPP (6)	03/03/08	03/03/08							7,746			192,188

Mark A. Kerschner
Non-Equity Incentive Plan & SPP Deferral (2)	03/03/08	03/03/08	20,938	83,750	142,375	2,232	8,929	15,179
PCDS (5)	03/03/08	03/03/08				1,000	5,000	10,000
TVDS (7)	03/03/08	03/03/08							4,500			111,645
SARs	03/03/08	03/03/08								10,000	24.81	75,100
SPP (6)	03/03/08	03/03/08							4,876			120,974

Cecilia J. Venglarik
Non-Equity Incentive Plan & SPP Deferral (2)	03/03/08	03/03/08	14,766	59,063	100,406	1,574	6,297	10,704
PCDS (5)	03/03/08	03/03/08				500	2,500	5,000
TVDS	03/03/08	03/03/08							1,250			31,013
SARs	03/03/08	03/03/08								5,000	24.81	37,550
SPP (6)	03/03/08	03/03/08							4,453			110,479

Joseph R. Seiders
Non-Equity Incentive Plan & SPP Deferral (2)	03/03/08	03/03/08	16,538	66,150	112,455	1,763	7,052	11,989
PCDS (5)	03/03/08	03/03/08				500	2,500	5,000
TVDS	03/03/08	03/03/08							1,250			31,013
SARs	03/03/08	03/03/08								5,000	24.81	37,550
SPP (6)	03/03/08	03/03/08							3,891			96,536

Notes to the Grants of Plan-Based Awards Table for 2008:

(1)	This column sets forth the date that the grant or award was approved by the Compensation Committee.

(2)

Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs must be paid in the form of SPP units rather than in cash. Each NEO may elect to defer up to an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. For 2008, Mr. Kerschner, Ms. Venglarik and Mr. Seiders each elected to defer an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. For purposes of this table, the portion of each NEO’s 2008 Non-Equity Incentive Plan Compensation which is deferred into SPP units is reflected in the columns under “Estimated Possible Payouts Under Equity Incentive Plan Awards”. For purposes of this table, the dollar amount of Non-Equity Incentive Plan Compensation which the NEO would defer into the SPP at the Threshold, Target and Maximum levels was converted into a number of SPP units based on the market price of CDI stock ($9.38 per share) on the date that the Non-Equity Incentive Plan Compensation was paid in March 2009. The portion of each NEO’s 2008 Non-Equity Incentive Plan Compensation which is not deferred into SPP units (and is therefore payable in cash) is reflected in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”.

(3)	These columns show the possible payouts under CDI’s Non-Equity Incentive Compensation Plan for 2008, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the thresholds that apply to the portion of the Non-Equity Incentive Compensation Plan based on CDI’s financial results and assumed that nothing was earned under the portion of the Non-Equity Incentive Compensation Plan based on individual objectives. (A similar approach was used in connection with the SPP deferrals under the columns for “Estimated Possible Payouts Under Equity Incentive Plan Awards”.) The actual amounts earned by the NEOs (the cash portion as well as the deferred portion) are set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see the “Cash Incentive Compensation Program” section of the CD&A.

(4)	This row shows the number of shares of restricted stock which Mr. Ballou received on 03/08/08 based on the company’s 2007 performance. He was eligible to receive up to 15,000 shares of restricted stock at that time.

(5)	This row shows the number of shares of PCDS which the NEO could earn for 2008, at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payout. The CDI after-tax RONA which would result in a PCDS payout at the target level coincided with the after-tax RONA which represented the target level of performance under the Non-Equity Incentive Compensation Plan for 2008. Based on the company’s financial performance in 2008, the NEOs did not earn any shares of PCDS. For additional information about PCDS, see the “Performance-Contingent Deferred Stock (PCDS)” section of the CD&A.

(6)	The SPP units reflected in this row represent the deferred portion of Non-Equity Incentive Compensation earned by the NEOs in 2007 and paid in March 2008, as well as additional units received by Mr. Kerschner, Ms. Venglarik and Mr. Seiders in connection with the company’s matching contribution of one SPP unit for every three units acquired by the NEO in connection with the NEO’s election to make deferrals in excess of the required level. The dollar amounts of Non-Equity Incentive Compensation for 2007 which the NEOs received in SPP units on 03/03/08 in lieu of cash (excluding the matching units) was $192,188 for Mr. Ballou, $107,521 for Mr. Kerschner, $94,710 for Ms. Venglarik and $82,738 for Mr. Seiders.

(7)	Includes 2,000 shares of TVDS received by Mr. Kerschner in connection with the Executive Stock Purchase Opportunity Program. For more information about this program, see the “Executive Stock Purchase Opportunity Program” section of the CD&A.

(8)	All Other Option Awards consist of SARs received by the NEOs in 2008. For more information about the company’s SARs, see the “Stock Appreciation Rights (SARs)” section of the CD&A.

(9)	The exercise price of all SARs granted in 2008 equaled the closing price of CDI stock on the date of grant.

(10)	The Grant Date Fair Value of Stock and Option Awards was computed in accordance with FAS 123(R). For SARs, the fair value was calculated using a Black Scholes valuation, which was $7.51. For TVDS, restricted stock and SPP units, fair value was calculated using the closing price of CDI stock on the date of grant. Generally, the grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting period. For additional information regarding CDI’s valuation assumptions, see notes (2) and (3) to the Summary Compensation Table and Note 10 to the company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. The amounts in this column reflect the company’s accounting for these awards and do not correspond to the actual value that will be realized by the executives. There has been a substantial decline in the price of CDI stock since the grant dates of the awards covered by this table, causing all of the SARs included in this table to be currently out-of-the-money (they have an exercise price greater than the market price of CDI stock) and causing a decrease in the value of the shares of TVDS and restricted stock and the SPP units included in this table.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table provides information on the holdings by the NEOs as of December 31, 2008 of unexercised stock options and SARs (Option Awards) and of unvested TVDS, PCDS, restricted stock and SPP units (Stock Awards). Each equity award is shown separately for each NEO.

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Grant Date (1)	Award Type (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
		Exercisable	Unexercisable
Roger H. Ballou	10/01/01	50,000	0	16.05	10/01/11	03/16/06	SPP	225	2,912
	03/20/06	17,000	0	28.78	12/31/10	03/01/07	SPP	3,029	39,195
	03/08/07	25,000	0	29.23	12/31/10	03/03/08	SPP	7,746	100,233
						03/03/08	Restricted Stock	2,500	32,350
						03/03/08	Restricted Stock	7,500	97,050

							Total Stock Awards	21,000	271,740

Mark A. Kerschner	09/06/05	6,000	4,000	27.80	09/06/12	09/06/05	TVDS	1,000	12,940
	03/09/06	2,225	3,342	26.56	03/09/13	11/10/05	TVDS	800	10,352
	03/01/07	2,000	8,000	26.82	03/01/14	03/09/06	TVDS	836	10,818
	03/03/08	0	10,000	24.81	03/03/15	03/01/07	PCDS	2,500	32,350
						03/01/07	SPP	1,358	17,573
						03/01/07	TVDS	2,000	25,880
						03/03/08	SPP	4,876	63,095
						03/03/08	TVDS	2,500	32,350
						03/03/08	TVDS	2,000	25,880

							Total Stock Awards	17,870	231,238

Cecilia J. Venglarik	02/24/99	2,600	0	22.56	02/24/09	03/04/05	TVDS	285	3,688
	02/24/00	5,150	0	21.56	02/24/10	03/09/06	TVDS	568	7,350
	02/23/01	6,500	0	14.23	02/23/11	03/16/06	SPP	314	4,063
	09/11/01	10,900	0	16.90	09/11/11	05/02/06	TVDS	2,400	31,056
	02/25/02	6,400	0	21.75	02/25/09	03/01/07	SPP	1,739	22,503
	02/24/03	10,000	0	23.24	02/24/10	03/01/07	PCDS	946	12,241
	03/01/04	8,000	2,000	28.80	03/01/11	03/01/07	TVDS	757	9,796
	03/04/05	1,697	1,137	20.72	03/04/12	03/03/08	SPP	4,453	57,622
	03/09/06	1,512	2,271	26.56	03/09/13	03/03/08	TVDS	1,250	16,175

	03/01/07	756	3,027	26.82	03/01/14
	03/03/08	0	5,000	24.81	03/03/15
							Total Stock Awards	12,712	164,493

Joseph R. Seiders	02/24/99	4,000	0	22.56	02/24/09	03/04/05	TVDS	285	3,688
	02/24/00	5,200	0	21.56	02/24/10	03/09/06	TVDS	568	7,350
	02/23/01	6,000	0	14.23	02/23/11	03/16/06	SPP	314	4,063
	02/25/02	6,400	0	21.75	02/25/09	06/13/06	TVDS	1,219	15,774
	02/24/03	10,000	0	23.24	02/24/10	03/01/07	SPP	1,291	16,706
	03/01/04	8,000	2,000	28.80	03/01/11	03/01/07	PCDS	946	12,241
	03/04/05	1,697	1,137	20.72	03/04/12	03/01/07	TVDS	757	9,796
	03/09/06	1,512	2,271	26.56	03/09/13	03/03/08	SPP	3,891	50,350
	03/01/07	756	3,027	26.82	03/01/14	03/03/08	TVDS	1,250	16,175

	03/03/08	0	5,000	24.81	03/03/15
							Total Stock Awards	10,521	136,142

Notes to the Outstanding Equity Awards at 2008 Fiscal Year-End Table:

(1)	For better understanding of this table, we have included additional columns showing the grant date of the Option Awards and the Stock Awards and the type of Stock Award.

(2)	Option Awards become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting

03/01/04	20% per year on each of the first five anniversaries of the date of grant
03/04/05	20% per year on each of the first five anniversaries of the date of grant
09/06/05	20% per year on each of the first five anniversaries of the date of grant
03/09/06	20% per year on each of the first five anniversaries of the date of grant
03/01/07	20% per year on each of the first five anniversaries of the date of grant
03/03/08	20% per year on each of the first five anniversaries of the date of grant

(3)	Stock Awards vest in accordance with the schedule below:

Grant Date	Vesting
03/04/05	20% per year on each of the first five anniversaries of the date of grant
09/06/05	20% per year on each of the first five anniversaries of the date of grant
11/10/05	20% per year on each of the first five anniversaries of the date of grant
03/09/06	20% per year on each of the first five anniversaries of the date of grant
03/16/06	On the third anniversary of the date of grant
05/02/06	20% per year on each of the first five anniversaries of the date of grant
06/13/06	20% per year on each of the first five anniversaries of the date of grant
03/01/07	SPP - On the third anniversary of the date of grant TVDS - 20% per year on each of the first five anniversaries of the date of grant PCDS - On 03/03/09
03/03/08	SPP - On the third anniversary of the date of grant TVDS - 20% per year on each of the first five anniversaries of the date of grant Restricted Stock - On 12/31/2009

(4)	The market value of the stock awards is based on the closing price of CDI stock as of the end of 2008, which was $12.94 per share.

Option Exercises and Stock Vested Table for 2008

The following table provides information regarding (a) all exercises of stock options and SARs by the NEOs in 2008 and (b) the vesting of TVDS, PCDS, restricted stock and SPP units in 2008 on an aggregate basis for each of the NEOs. None of the NEOs exercised any stock options or SARs during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Roger H. Ballou	0	0	16,417	272,714
Mark A. Kerschner	0	0	4,321	100,072
Cecilia J. Venglarik	0	0	2,324	59,991
Joseph R. Seiders	0	0	1,917	47,915

Notes to the Option Exercises and Stock Vested Table for 2008:

(1)	Included among the shares acquired were additional shares of CDI stock which holders of TVDS, PCDS and SPP units received upon vesting as a result of dividends. The additional shares have a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends which had been paid on CDI stock between the date that the TVDS, PCDS and SPP units were acquired and the date that the TVDS, PCDS and SPP units vested.

The number of shares of CDI stock shown as having been acquired on vesting of TVDS, PCDS and SPP units has not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEO. Therefore, the actual number of shares acquired by each NEO other than Mr. Ballou was lower than the number shown in the table above. The actual number of shares of CDI stock which the NEOs received, and the corresponding value of those shares, are indicated in the following table.

Name	Actual Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Actual Number of Shares Acquired on Vesting of Stock Awards ($)
Roger Ballou	16,417	272,714
Mark Kerschner	2,730	63,074
Cecilia Venglarik	1,467	37,975
Joseph Seiders	1,196	29,935

(2)	The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS, PCDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table in footnote (1) above, the actual values realized by the NEOs (other than Mr. Ballou) on an after-tax basis are lower than the amounts shown in this column.

Nonqualified Deferred Compensation Table for 2008

The NEOs are among the employees of the company who may participate in CDI’s nonqualified Deferred Compensation Plan, which went into effect at the beginning of 2005. This is a voluntary program under which CDI does not make any contributions. The plan allows CDI employees who are constrained from contributing the maximum permissible amount to their 401(k) plan accounts by IRS rules applicable to highly-compensated employees to save additional money for retirement. Prior to the start of a year, participants can elect to defer a percentage (in 5% increments) of their salary and of their non-equity incentive compensation for that year. The maximum permitted deferrals are 40% of salary and 50% of non-equity incentive compensation.

Bookkeeping accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of salary and non-equity incentive compensation deferred by the participant and all earnings and losses on those deferred amounts. Earnings and losses depend on the financial performance of the investments chosen by the employee. Employees can allocate their plan balances among various investment funds selected by the committee which administers the plan. Participants are allowed to change their investment allocation as often as once a month, but at least fifteen days must elapse between changes.

Distributions from the Deferred Compensation Plan are made only upon the first of the following events to occur: the death of the participant, the disability of the participant, the termination of the participant’s employment with CDI, an unforeseeable emergency (a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources), a change in control of CDI, or a date specified by the participant at the time of the deferral election. In all cases except severe financial hardship and termination of employment due to retirement (following age 65), the participant’s account will be distributed in a cash lump sum. In the case of retirement, the participant may receive installment payouts over up to ten years. In the case of severe financial hardship, distributions must be in amounts of at least $1,000 and a participant can only receive two distributions per calendar year and must wait at least ninety days between distributions.

The following table provides information regarding the contributions, earnings, distributions and year-end balances of the NEOs under CDI’s Deferred Compensation Plan for 2008.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Roger H. Ballou	99,520	0	-86,400	0	230,537
Mark A. Kerschner	145,420	0	-42,330	0	118,720
Cecilia J. Venglarik	70,528	0	-86,901	0	181,352
Joseph R. Seiders	67,377	0	-63,688	0	121,908

Notes to the Nonqualified Deferred Compensation Table for 2008:

(1)	All of the amounts in this column were elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards paid to the executives in 2008. The portion of an executive’s salary which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the Salary column. The portion of an executive’s Non-Equity Incentive Plan Compensation which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. See also footnote (1) to the Summary Compensation Table.

(2)	Negative amounts in this column reflect net losses on investments for the year.

(3)	The aggregate balance at December 31, 2008 in the Deferred Compensation Plan account for each executive includes the following aggregate compensation for the executive in 2008, 2007 and 2006 which was previously reported in the Summary Compensation Table:

Roger Ballou	$294,882
Mark Kerschner	163,652
Cecilia Venglarik	148,136
Joseph Seiders	126,418

Potential Payments upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Executive Severance Program

CDI’s Executive Severance Program, which was approved by the Compensation Committee, provides severance and other related benefits to senior management employees who have met a one-year service requirement. Each of the NEOs is eligible to receive benefits under this program. However, if an executive is entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance program, the agreement provisions would govern. Roger Ballou is the only NEO who currently has an employment agreement providing for severance benefits and in his case, his employment agreement governs his severance benefits.

Under the Executive Severance Program, executives are entitled to receive continuing payments of bi-weekly amounts equal to the base salary they were receiving before their termination for up to twelve months following their termination by CDI without cause. The company also pays up to $15,000 in outplacement services. In addition, each executive (unless he or she resigns or is terminated for cause) has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment. During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical insurance plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s medical insurance premiums as it was previously paying, and (b) CDI would continue to provide basic life insurance coverage. The severance payments, the company contributions towards medical insurance and the life insurance coverage all cease when the departed executive secures another job (or after twelve months, whichever comes first). In return for receiving these severance payments, the executive must agree to (a) release the company from claims, and (b) not compete with CDI or solicit its employees or customers during the severance period.

Employment Agreement with Roger Ballou

The company’s current employment agreement with Roger Ballou, CDI’s Chief Executive Officer, went into effect on January 1, 2008 and extended his employment term until March 31, 2011. Under that agreement, if Mr. Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are demeaning or materially inconsistent with the position of CEO, if his place of employment is moved outside the Philadelphia area or if, following a change in control of the company, his title changes or CDI’s principal offices are moved by more than fifty miles (any of these events in (b) are referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company will continue to pay his base salary until the expiration of a “severance period”, provided that Mr. Ballou signs a release and waiver of all claims against CDI. That “severance period” is the lesser of his remaining employment term or one year. Also, in the event of (a) or (b) described above in this paragraph or upon Mr. Ballou’s retirement at the end of his employment term, if he elects to continue paying premiums under

CDI’s group medical insurance plans, the company would continue to pay the same portion of his medical insurance premiums as it was previously paying, until Mr. Ballou reaches age 65 or until he accepts employment with another company, whichever comes first.

If within one year following a change in control, Mr. Ballou’s employment is terminated by the company for any reason other than cause, or if he terminates his employment for Good Reason, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which he may be entitled following a change in control, Mr. Ballou will be entitled to, in lieu of the payments described in the immediately preceding paragraph, the maximum amount of additional cash compensation that can be paid to him without the imposition on such payments of any excise tax under Section 4999 of the Internal Revenue Code or any loss of deduction by CDI under Section 280G of the Internal Revenue Code. This additional amount of cash compensation will generally be equal to 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control (including the accelerated vesting of any outstanding equity awards).

Also, if (a) the company terminates Mr. Ballou’s employment without cause, (b) Mr. Ballou resigns for Good Reason, or (c) there is a change in control of the company, then the vesting of all of his shares of restricted stock and his stock options which would ordinarily vest within the following year would be accelerated by one year. Mr. Ballou received restricted stock and stock options under his previous employment agreements.

If Mr. Ballou’s employment terminates as a result of his death or disability, his restricted stock would continue to vest during his severance period.

With respect to Mr. Ballou’s annual non-equity incentive compensation, his employment agreement requires that he be employed by CDI when the payment is made except (a) if his employment was terminated by the company without cause or by Mr. Ballou for Good Reason or (b) the termination is the result of his retirement at the end of his employment term on March 31, 2011.

Non-Equity Incentive Compensation Plan

Under CDI’s Non-Equity Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. If the executive’s employment is terminated due to death, disability or retirement, the executive would receive a prorated payout based on the months of the year that the executive was employed by CDI. If the executive’s employment is terminated for any other reason, a payout to the executive may be considered at the discretion of the CEO and subject to the approval of the Compensation Committee. However, in the case of the CEO, his employment agreement provides that if the company terminates his employment without cause or he terminates for Good Reason or upon the expiration of his employment term, Mr. Ballou would be entitled to a prorated payout.

Deferred Compensation Plan

Each of the NEOs participates in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary savings program under which CDI does not make any contributions. The Deferred Compensation Plan is described in more detail above in the section entitled “Nonqualified Deferred Compensation Table for 2008”. Among the events which trigger distributions from the Plan are the death, disability or retirement of the participant, the termination of the participant’s employment with CDI, and a change in control of CDI. Following each of those events, the participant’s account will be distributed in a lump sum cash payment (except that in the case of retirement, the participant may receive installment payouts over up to ten years).

Excess Benefit Plan

CDI’s Excess Benefit Plan is an unfunded, nonqualified plan for those employees for whom employer contributions and forfeitures under the company’s qualified Retirement Plan would otherwise exceed the annual statutory maximum. Under the Excess Benefit Plan, this excess amount is credited to an account for the employee. Each year, the accounts are credited with interest based on the average ten-year U.S. Treasury note yield for that year. Contributions haven’t been credited to the Excess Benefit Plan in recent years because no contributions have been made to the Retirement Plan. Upon termination of employment, CDI makes a lump sum cash payment to the participant in an amount equal to the participant’s account in the Excess Benefit Plan. Cecilia Venglarik and Joseph Seiders are the only NEOs who have a balance in the Excess Benefit Plan.

2004 Buyback Program for Unused Time-Off

In 2004, CDI changed its policy regarding the ability of employees to carry over unused paid time-off from year to year. After 2004, the company generally prohibited such carry-overs. In transitioning to the new policy, the company offered all employees who had accumulated more than 40 unused paid time-off days the option to (a) use their remaining time-off days before the end of 2004, (b) defer payment for the unused days until termination of their employment (with the payment based on their salary in effect as of September 30, 2004), or (c) receive, shortly after the end of 2004, cash equal to 50% of the value of the unused days. Of the NEOs, Cecilia Venglarik and Joseph Seiders selected option (b), Roger Ballou selected option (c) and Mr. Kerschner was not employed by CDI in 2004 and so was not a participant in this buyback program.

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested SARs will vest as of the date of such event. Mark Kerschner, Cecilia Venglarik and Joseph Seiders each hold SARs that are subject to this provision.

Stock Options. Under CDI’s standard form of stock option agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested stock options will vest as of the date of such event. Ms. Venglarik and Mr. Seiders each hold stock options that are subject to this provision.

Time-Vested Deferred Stock. For 2005 awards of TVDS, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any then-unvested shares of TVDS will vest as of the date of such event. For all awards of TVDS made after 2005, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such event, and any other shares of TVDS which have not vested as of the date of such event will be forfeited. Mr. Kerschner, Ms. Venglarik and Mr. Seiders each hold shares of TVDS that are subject to these provisions.

Stock Purchase Plan (SPP) Units. Under the SPP, if a participant’s employment with CDI terminates before the vesting period applicable to any SPP unit has elapsed, the following rules apply:

•

If the termination occurs less than three years after the SPP units are credited to the participant’s SPP account and is by the company for cause or as a result of the participant’s resignation (except for retirement), the participant will receive, in cash and not in stock, the lesser of the amounts withheld from the participant’s incentive compensation or the then market price of CDI stock equivalent to the number of SPP units in the participant’s account. Any SPP units received in connection with the company match are forfeited.

•

If the termination occurs for any reason more than three years after the SPP units are credited to the participant’s SPP account, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

•

If the termination occurs at any time due to the participant’s retirement or disability or for any reason other than cause or the participant’s resignation, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units. Under his 2008 employment agreement, if Roger Ballou remains employed by CDI through the end of his employment term on March 31, 2011 and does not become employed by another company for one year following that date, he will be deemed to have retired as of that date.

Each of the current NEOs holds SPP units that are subject to these provisions.

Potential Payments to the NEOs upon Termination of Employment or Change in Control

The following tables set forth the benefits that each NEO would receive if his or her termination or separation from employment or a change in control of CDI had occurred on December 31, 2008. Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Certain benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, including covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment. As described in the CD&A, severance and other deferred compensation payments that may be made to a NEO are subject to a six-month delay following the NEO’s termination of employment, if necessary to avoid the imposition of a 20% penalty tax on such payments pursuant to Section 409A of the Code.

The actual amounts paid to a NEO can only be determined at the time of the NEO’s separation from the company, and so the actual amounts paid to a NEO upon a termination of employment are likely to differ from the amounts set forth in these tables.

Roger H. Ballou

Type of Payment or Benefit	Termination by CDI for Cause or Resignation by Executive not for Good Reason ($)	Termination by CDI Not for Cause ($)	Termination by Executive for Good Reason ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)	Change in Control then Termination by CDI Not for Cause ($)	Change in Control then Resignation by Executive for Good Reason ($)
Salary continuation	0	750,000	750,000	0	0	750,000	750,000
Outplacement services	0	15,000	0	0	0	15,000	0
Continuation of medical insurance benefits (company contribution) (1)	0	47,777	47,777	0	0	47,777	47,777
Basic life insurance	0	210	0	0	0	210	0
Non-Equity Incentive Plan Compensation	0	75,000	75,000	0	0	75,000	75,000
Distribution of balance in Deferred Compensation Plan (4)	230,537	230,537	230,537	230,537	230,537	230,537	230,537
Accelerated vesting of restricted stock (5)	0	129,400	129,400	0	129,400	129,400	129,400
Accelerated vesting of SPP units (5)	142,340	142,340	142,340	142,340	0	142,340	142,340
Additional payment up to Section 280G limit (6)	0	0	0	0	0	2,961,213	2,976,423
Total	372,877	1,390,264	1,375,054	372,877	359,937	4,351,477	4,351,477

Mark A. Kerschner

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	335,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (2)	0	4,701	0	0
Basic life insurance	0	210	0	0
Non-Equity Incentive Plan Compensation (3)	0	58,625	58,625	0
Distribution of balance in Deferred Compensation Plan (4)	118,720	118,720	118,720	118,720
Accelerated vesting of TVDS (5)	0	0	50,181	0
Accelerated vesting of PCDS (5)	0	0	32,350	0
Accelerated vesting of SPP units (5)	73,654	80,680	80,680	0
Total	192,374	612,936	340,556	118,720

Cecilia J. Venglarik

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	275,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (2)	0	4,701	0	0
Basic life insurance	0	210	0	0
Non-Equity Incentive Plan Compensation (3)	0	41,344	41,344	0
Distribution of balance in Deferred Compensation Plan (4)	181,352	181,352	181,352	181,352
Distribution of balance in Excess Benefit Plan	6,594	6,594	6,594	0
Payment under 2004 buyback program for unused paid time off	26,231	26,231	26,231	0
Accelerated vesting of TVDS (5)	0	0	17,534	0
Accelerated vesting of PCDS (5)	0	0	12,241	0
Accelerated vesting of SPP units (5)	72,179	84,200	84,200	0
Total	286,356	634,632	369,496	181,356

Joseph R. Seiders

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Salary continuation	0	294,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (2)	0	4,701	0	0
Basic life insurance	0	210	0	0
Non-Equity Incentive Plan Compensation (3)	0	25,000	25,000	0
Distribution of balance in Deferred Compensation Plan (4)	121,908	121,908	121,908	121,908
Distribution of balance in Excess Benefit Plan	60,419	60,419	60,419	0
Payment under 2004 buyback program for unused paid time off	28,946	28,946	28,946	0
Accelerated vesting of TVDS (5)	0	0	17,055	0
Accelerated vesting of PCDS (5)	0	0	12,241	0
Accelerated vesting of SPP units (5)	60,973	71,118	71,118	0
Total	272,246	621,302	336,687	121,908

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change-in-Control:

(1)	Assumes that Mr. Ballou does not accept employment with another company before he reaches age 65, that Mr. Ballou continues to make the required medical benefit plan payments as in effect immediately before his termination of employment and that the company’s cost of providing these benefits to Mr. Ballou until age 65 remains the same as in 2008 (although such costs are likely to increase, we are unable to estimate the future medical insurance premiums).

(2)	Assumes the continuation of medical insurance benefits during a one-year severance period and that the executive continues to make the required medical benefit plan payments as in effect immediately before his or her termination of employment.

(3)	Payout would be subject to the discretion of the CEO and the approval by the Compensation Committee.

(4)	The amounts in this row are elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards earned by the executive plus investment earnings on those deferrals.

(5)	The value of SPP units and shares of TVDS, PCDS and restricted stock subject to accelerated vesting is based on the market price of CDI stock on December 31, 2008, which was $12.94 per share. Includes any additional shares (or cash in the case of restricted stock) which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction is made for the taxes which would be payable by the executive upon the vesting of the SPP units or shares of TVDS, PCDS or restricted stock.

(6)	This is a payment that would be made to Mr. Ballou in an amount equal to the maximum additional cash compensation that can be paid to him without the imposition of any excise tax under Section 4999 of the Internal Revenue Code or the loss of any deduction by the company under Section 280G of the Internal Revenue Code (taking into account in such calculation the accelerated vesting of restricted stock, stock options and SPP units). This payment was calculated as 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 for CDI stock that may be issued under the Omnibus Plan and under the Stock Purchase Plan, both of which have been approved by CDI’s shareholders. In Proposal Three contained in this Proxy Statement, the shareholders are being asked to reapprove the Omnibus Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A	B		C
Equity compensation plans approved by security holders (1)	1,112,536	$18.84	(2)	1,394,479
Equity compensation plans not approved by security holders	—	—		—
Total	1,112,536	$18.84		1,394,479

(1)	The number of shares in column A includes 104,283 units awarded to participants in the SPP. Upon vesting, participants in the Omnibus Plan and the SPP are entitled to receive an equal number of shares of CDI stock.

At December 31, 2008, all stock options and SARs had exercise prices below the market price of CDI stock and therefore no shares would be expected to be issued under the Omnibus Plan in connection with the stock options or SARs. Holders of stock options can, upon vesting of the options, purchase shares of CDI stock at an exercise price which is equal to the market price on the date of grant. Holders of SARs can, upon vesting of a SAR, receive CDI stock having a value equal to any appreciation in the market price of CDI stock on the date of exercise over the market price on the date of grant. The closing market price of CDI stock was $12.94 on December 31, 2008.

In March 2007, 49,362 shares of PCDS were awarded under the Omnibus Plan. These awards were issued at a grant price of $26.82 per share. Half of those shares of PCDS vested in 2008 and the remaining half vested in 2009.

At December 31, 2008, 115,656 shares of TVDS were outstanding and held by various employees and directors of CDI. For employees, the shares of TVDS vest 20% per year on the first five anniversaries of the date of grant, and TVDS will generally be forfeited prior to vesting if the holder’s employment with the company ends. For directors, the shares of TVDS vest on the third anniversary of the date of grant.

(2)	The weighted average exercise price relates to outstanding stock options and SARs. Not included in the calculation of the weighted average exercise price were shares issued under the SPP and shares of TVDS and PCDS.

PROPOSAL THREE

REAPPROVAL OF THE 2004 OMNIBUS STOCK PLAN

The CDI Corp. 2004 Omnibus Stock Plan (the “Omnibus Plan”), was approved by the shareholders of CDI at the 2004 annual meeting. Shareholders must reapprove the material terms of the Omnibus Plan in order for the company to continue to grant equity awards (as described below) that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If, however, the shareholders do not reapprove the material terms of the Omnibus Plan, the plan will remain in effect, but any future equity awards (as described below) granted by the company will not qualify as performance-based compensation under Section 162(m) of the Code.

The following paragraphs summarize the material terms of the Omnibus Plan, including the Omnibus Plan’s provisions regarding eligibility, the types of awards that may be made, the performance criteria that may be applied to awards and the limitations on awards that may be made to any individual participant in any one year. Except for the first amendment to the Omnibus Plan (which is incorporated into the restated Omnibus Plan attached hereto as Appendix A), adopted in order for the Omnibus Plan to comply with the requirements of Section 409A of the Code, the terms of the Omnibus Plan submitted for reapproval by shareholders at this time are the same as those which were approved by CDI’s shareholders in 2004. No change has been made in the maximum number of shares of CDI stock which can be issued under the Omnibus Plan.

Description of the Plan

A summary of the principal features of the Omnibus Plan is provided below, but is qualified in its entirety by reference to the full text of the restated Omnibus Plan attached hereto as Appendix A.

Purpose of the Plan. The stated purpose of the Omnibus Plan is to provide an effective method of compensating employees, consultants and non-employee directors of CDI, to align the interests of these individuals with those of the company’s shareholders and, accordingly, to provide financial rewards that will allow CDI to (i) attract and retain management personnel and non-employee directors of outstanding ability, (ii) strengthen CDI’s capability to develop and maintain a highly skilled and motivated management team and Board of Directors, (iii) provide an effective means for selected management personnel and non-employee directors to acquire and maintain ownership of CDI stock, (iv) motivate selected management personnel to achieve long-range performance goals and objectives, and (v) provide incentive compensation opportunities competitive with those of other major corporations.

Eligibility and Participation. Any employee, consultant or non-employee director of CDI who is designated as eligible by the Compensation Committee is eligible to participate in the Omnibus Plan. The Committee may determine which of the eligible employees, consultants and directors will receive awards. Approximately 10,400 employees, thirty consultants and six non-employee directors are eligible to participate in the Omnibus Plan if selected by the Committee.

Shares of CDI Stock Available for Awards. The Omnibus Plan allows eligible participants to receive awards of stock options, stock appreciation rights, deferred stock, restricted stock, and performance-based restricted stock units (“performance units”). The CDI Corp. 1998 Non-Qualified Stock Option Plan, the Non-Qualified Stock Option and Stock Appreciation Rights Plan, the 1998 Performance Share Plan and all prior grants of restricted stock (the “Prior Plans”) were assumed into the Omnibus Plan when it was previously approved by shareholders. All shares of CDI stock previously available for awards under the Prior Plans are available for awards under the Omnibus Plan, and all previously granted awards under the Prior Plans were assumed by the Omnibus Plan.

When the Omnibus Plan was adopted, an aggregate of 3,006,211 shares of CDI stock were available for awards pursuant to the plan. As of April 1, 2009, 2,349,663 shares of CDI stock remain available for issuance in connection with awards under the Omnibus Plan. The shares may be treasury shares or authorized but unissued shares. No individual may receive awards for more than 750,000 shares under the Omnibus Plan during any calendar year. The closing price of a share of CDI stock on April 22, 2009 was $12.15.

Administration. The Compensation Committee of the Board of Directors (referred to as the Committee in this section of the Proxy Statement regarding Proposal Three) administers the Omnibus Plan. The Committee is comprised solely of persons who are “outside directors” as defined under Section 162(m) of the Code and the regulations issued thereunder, are “non-employee directors” under Section 16 of the Securities Exchange Act, and are “independent” of CDI within the meaning of applicable NYSE rules. The Committee has full authority to select the recipients of awards and to determine the type and amount of awards to be granted, the terms and conditions of awards and the terms of agreements that will be entered into with holders of such awards. The Committee interprets the provisions of the Omnibus Plan, makes all determinations necessary for administration of the Omnibus Plan, adopts regulations for carrying out the Omnibus Plan and may make changes in such regulations from time to time. No award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that the Board of Directors may make appropriate adjustments in the event of a change in CDI’s capital structure.

Performance Goals. The Committee may condition any award upon the holder’s or CDI’s achievement of a performance goal that is established by the Committee before the grant of the award. A performance goal is a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain to be met before the grant of the award) based upon any, or any combination, of the following: (i) the price of CDI stock, (ii) the market share of CDI or any of its business units, (iii) sales by the company or any of its business units, (iv) earnings per share of CDI stock, (v) return on shareholder equity of CDI, (vi) costs of the company or any of its business units, (vii) cash flow of the company or any of its business units, (viii) return on total assets of CDI or any of its business units, (ix) return on invested capital of the company or any of its business units, (x) return on net assets of CDI or any of its business units, (xi) operating income of CDI or any of its business units, (xii) net income of the company or any of its business units, (xiii) net operating profit after taxes of CDI or any of its business units, (xiv) cost of capital or (xv) such other similar criteria as may be determined by the Committee.

Non-Employee Director Retainer Fee Options. Prior to the beginning of each twelve-month period that begins with CDI’s annual shareholders’ meeting (the “retainer fee year”), an eligible non-employee director may elect to have all or a portion of his or her retainer fee for the retainer fee year paid in the form of an option to purchase shares of CDI stock. The number of shares subject to the option will correspond to the value that the director elects to have paid to him or her in the form of an option based on the option valuation method used by the Committee to value employee options. The Committee will determine the option term. Unless otherwise determined by the Committee, the option will vest (become exercisable) at the end of the year for which the director elected to receive the option. If a director ceases to be a member of the Board for any reason, unvested options will expire and the amount of the retainer fee that is represented by the unvested option will be paid to the director in cash. Vested options will not expire until the end of their terms even if the director ceases to serve on the Board before they are exercised.

Employee and Consultant Option Awards. The Committee may grant options to employees and consultants to purchase a specified number of shares of CDI stock from the company for a specified time period at a fixed price. Grants of options will be evidenced by option agreements.

The price per share at which CDI stock may be purchased upon exercise of an option will be determined by the Committee, but will not be less than the fair market value (as such term is defined in the Omnibus Plan) of a share of CDI stock on the date of grant. In the case of any incentive stock option granted to a ten percent shareholder, the option price will not be less than 110% of the fair market value of a share of CDI stock on the date of grant. The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years in case of an incentive stock option granted to a ten percent shareholder, and in all other cases will be no greater than seven years.

The option price of the shares of CDI stock received upon the exercise of an option shall be paid within three days after the date of exercise: (i) in full in cash, or, (ii) with the consent of the Committee, with the proceeds received from a broker-dealer whom the option holder has authorized to sell all or a portion of the CDI stock covered by the option; provided that the Committee will not consent to this arrangement unless it is satisfied that the arrangement is consistent with the requirements of the Sarbanes-Oxley Act of 2002, or (iii) with the consent of the Committee, in whole or in part in shares of CDI stock held by the participant for at least six months and valued at their fair market value on the date of exercise.

Stock Appreciation Rights. An award of stock appreciation rights (SARs) is a grant by CDI to the recipient of the right to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of CDI stock from the date of grant of the SAR to the date of exercise, payable in cash, CDI stock, deferred stock or restricted stock as selected by the Committee. A SAR may be issued in conjunction with an option, and the exercise of the SAR will automatically cancel the related option (a “Tandem SAR”). Similarly, the exercise of the related option will automatically cancel the Tandem SAR. A SAR will be evidenced by a SAR agreement, which will specify when a SAR may be exercisable and the terms and conditions applicable thereto.

Deferred Stock Awards. An award of deferred stock is an agreement by CDI to deliver to the recipient a specified number of shares of CDI stock at the end of a specified deferral period or periods or upon the meeting of specified performance goals, as evidenced by a deferred stock agreement. During the deferral period, the participant has no voting rights and will receive no dividends with respect to the deferred shares. In lieu of dividends, at the end of the deferral period the participant will be credited with that number of additional shares of CDI stock that can be purchased (based on their then fair market value) with the sum of the dividends that otherwise would have been paid during the deferral period. The Committee may in its discretion accelerate the deferral period or waive the requirements for delivery of deferred shares.

Restricted Stock Awards. An award of restricted stock is a grant to the recipient of a specified number of shares of CDI stock which are subject to forfeiture upon specified events and which are held in escrow by the company during the restriction period. Such award will be evidenced by a restricted stock agreement, which will specify the duration of the restriction period and the performance, employment or other conditions under which the restricted stock may be forfeited to the company. During the restriction period, the holder has the right to vote the shares of restricted stock but shall not receive dividends. At the end of the restriction period, the holder will receive additional shares (valued at their then fair market value) representing the value of the dividends that would otherwise have been paid during the restriction period. The Committee may in its discretion modify or accelerate the restriction period.

Performance Units. Performance units are book entry units, each representing the right to acquire a share of CDI stock or an equivalent amount in cash if specified performance goals are met by the end of a period specified by the Committee. Grants of performance units will be evidenced by a performance unit agreement. The Committee establishes performance goals based on the performance criteria described above. Performance goals may not be changed except in the event of a change in CDI’s capital structure. In determining whether performance goals have been met, the Committee may consider the effect of extraordinary items, special charges or gains, restated financial results to reflect an accounting change, or other unusual and infrequent gains and losses, determined in accordance with generally accepted accounting principles, consistently applied. As a condition to the grant of performance units, the Committee may require the recipient of performance units to pay up to the fair market value of the CDI stock underlying the performance units, determined as of the date of the grant. Unless otherwise provided in the participant’s performance unit agreement, if an employee or consultant terminates employment before the end of a performance period for any reason other than death, disability or retirement, and if a director ceases to be a member of the Board before the end of a performance period for any reason, all performance units awarded to the participant for the performance period will be cancelled. A participant will not receive dividends or have voting rights with respect to the CDI stock underlying the performance units.

Changes in Capital Structure. The Omnibus Plan provides that in the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in CDI’s corporate structure affecting CDI stock, or any distribution to shareholders other than a cash dividend, the Board of Directors shall make the appropriate adjustment in the number and kind of shares authorized by the Omnibus Plan and other adjustments to outstanding awards as it deems appropriate. The Committee may also make appropriate adjustments to the terms of awards to reflect such changes and may modify other terms of outstanding awards on an equitable basis, including modifications of performance goals and the length of performance periods.

Change in Control. Except with respect to awards that constitute deferred compensation subject to Section 409A of the Code, upon a change of control of CDI, the Committee may, in its discretion, take one or more of the following actions: (i) accelerate the vesting and exercisability of awards made under the Omnibus Plan, (ii) cancel any outstanding awards in exchange for a cash payment of an amount equal to the then fair market value of the award, (iii) after having given the award holder a chance to exercise any outstanding options or stock appreciation rights, terminate any or all of the award holder’s unexercised options or stock appreciation rights, (iv) where CDI is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards or (v) take such other action as the Committee may determine appropriate to enable participants to realize the fair market value of their awards. The Committee must determine the effect of a change in control on awards constituting deferred compensation subject to Section 409A of the Code at the time of grant.

Effective Date, Termination and Amendment. The Omnibus Plan became effective upon its approval by the company’s shareholders at the CDI 2004 annual meeting of shareholders. The Board of Directors amended the Omnibus Plan, effective as of December 31, 2008, in order to comply with the provisions of Section 409A of the Code. The Board of Directors has authority to amend, suspend or terminate the Omnibus Plan at any time. However, certain amendments require the approval of a majority of the votes cast by all shareholders entitled to vote. Without shareholder approval, no amendment may be made: (i) increasing the maximum number of shares available under the Omnibus Plan (except for adjustments in the event of a change in CDI’s capital structure); (ii) changing the categories of persons eligible to participate under the Omnibus Plan; (iii) modifying the maximum number of shares of CDI stock that an individual may receive in a calendar year (except for adjustments in the event of a change in CDI’s capital structure); or (iv) changing the Board of Directors’ power to amend, suspend or terminate the Omnibus Plan. Termination of the Omnibus Plan will not affect outstanding awards.

Plan Benefits

Awards were made to the NEOs under the Omnibus Plan during fiscal year 2008 as described in the CD&A section of this Proxy Statement and as disclosed in the Grants of Plan-Based Awards Table of this Proxy Statement. In addition, the outstanding awards to each NEO as of December 31, 2008 appear in the Outstanding Awards at 2008 Fiscal Year End Table of this Proxy Statement. Information regarding the number of awards held by each non-employee director as of December 31, 2008 is reported in footnote (3) to the Director Compensation Table of this Proxy Statement. Because the Committee makes determinations regarding grants to individual participants from time to time in its discretion, the benefits or awards that will be received under the Omnibus Plan from and after the date of this Proxy Statement are not currently determinable.

As of April 1, 2009, the awards (and the aggregate number of shares subject to such awards) held by all executive officers as a group, all current directors who are not executive officers as a group and by all employees as a group are provided in the table below. As of December 31, 2008, the weighted average exercise price of all options, warrants and rights outstanding under the Omnibus Plan was $18.84.

	Stock Options	SARs	TVDS	PCDS	Restricted Stock
All current executive officers as a group	165,750	86,367	50,243	10,000	10,000
All current directors who are not executive officers as a group	3,122	0	39,696	0	0
All employees as a group (including executive officers)	363,762	614,390	160,925	42,678	10,000

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the effect of U.S. federal income taxation upon participants and CDI with respect to the grant and exercise of awards under the Omnibus Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

Federal Tax Treatment of Stock Options

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in federal taxable income to an option holder or a deduction to CDI. Only employees may receive incentive stock options. To receive special tax treatment as an incentive stock option under the Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Code generally allows the sale of CDI stock received upon the exercise of an incentive stock option to result in any gain being treated as long-term capital gain to the option holder, but CDI will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Provided the applicable conditions of Section 162(m) of the Code are met (those conditions, which apply to the NEOs, are described in more detail below), CDI will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Non-Qualified Stock Options. An option holder will recognize no income at the time a non-qualified stock option is granted. Generally, an option holder will recognize ordinary income at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying CDI stock on the exercise date over the exercise price paid by the holder for the stock. Provided the applicable conditions of Section 162(m) of the Code are met, CDI will generally be entitled to a deduction in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be short-term or long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply. Additional special rules may apply to certain option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act.

Federal Tax Consequences of Other Awards

Stock Appreciation Rights. A participant realizes no taxable income when a SAR is granted. Upon exercising a SAR, a participant will realize ordinary income in an amount equal to the difference between the fair market value of the stock on the date of exercise and its fair market value on the date of the grant, and, provided the applicable conditions of Section 162(m) of the Code are met, CDI will be entitled to a corresponding deduction. If a participant’s SAR is paid in CDI stock, such participant’s gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a SAR will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will be long-term or short-term capital gain or loss depending on how long the participant has held such shares. The tax basis of such shares will be equal to the amount included in income upon exercise of the SAR.

Deferred Stock. A participant realizes no taxable income when a deferred stock award is made. When the deferral period for the award ends and the participant receives shares of CDI stock, the participant will realize ordinary income equal to the fair market value of the shares at that time less any amount paid by the participant therefor, and, provided the applicable conditions of Section 162(m) of the Code are met, CDI will be entitled to a corresponding deduction. A participant’s tax basis (cost) in shares of CDI stock received at the end of a deferral period will be equal to the fair market value of such shares when such participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Additional shares of CDI stock paid in lieu of dividends will be taxable to participants as ordinary compensation income (not dividend income).

Restricted Stock. Shares of restricted stock received will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such shares of restricted stock does not make the Section 83(b) election described below, the participant realizes no taxable income upon the receipt of shares of restricted stock. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will realize ordinary income equal to the fair market value of the shares at that time, and, provided the applicable conditions of Section 162(m) of the Code are met, CDI will be entitled to a corresponding deduction. Additional shares representing dividends declared with respect to restricted stock will also be treated as ordinary compensation income (not dividend income) received by the participant. A participant’s tax basis in shares of restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving shares of restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse, and, subject to the provisions of Section 162(m) of the Code, CDI will be entitled to a corresponding deduction at that time. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account) less any amount paid by the participant therefor. By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize capital gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with CDI, within 30 days after shares of restricted stock are received, and the participant must also attach a copy of such election to his or her federal income tax return for the year in which the shares are received. Section 83(b) elections are irrevocable except in limited circumstances.

Performance Units. A participant realizes no taxable income when a performance unit award is granted. When shares of CDI stock or cash are distributed to a participant in exchange for performance units, the participant will realize ordinary income equal to the excess of the fair market value of the shares over the amount (if any) paid for the performance units, and, provided the applicable conditions of Section 162(m) of the Code are met, CDI will be entitled to a corresponding deduction. If shares of CDI stock are distributed with respect to such performance units, upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the sale price of the shares and the fair market value of the shares on the date such shares were distributed to the participant.

Deferred Compensation

Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation and which was not earned and vested prior to January 1, 2005 (or that was earned and vested as of such date but was materially modified thereafter) must comply with Section 409A of the Code, which generally permits deferred compensation to be paid without penalty only upon the occurrence of certain events that are specified at the time the award is made, such as a participant’s separation from service, death or disability, a specific date or dates or upon a change of control meeting the requirements of Section 409A of the Code. If the requirements of Section 409A of the Code are not satisfied, all amounts deferred under the Omnibus Plan during the taxable year and all prior taxable years (to the extent subject to Section 409A of the Code and not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received. Such violation will also result in an additional tax to the participant of 20% of such deferred amounts, plus interest and penalties. Participants are urged to consult their tax advisors to determine if Section 409A of the Code has any impact on their awards.

Withholding

Participants are responsible to make appropriate provision for all taxes required to be withheld in connection with any awards, exercises and transfers of shares of CDI stock pursuant to the Omnibus Plan. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. In the case of the payment of awards in CDI stock or the exercise of options or SARs, if a participant fails to make such provision within 60 days, CDI can withhold from the payment that number of shares of CDI stock (or that amount of cash, in the case of a cash payment) which has a fair market value equal to the participant’s tax obligation.

Million Dollar Deduction Limit

Section 162(m) of the Code may preclude CDI from claiming a federal income tax deduction if CDI pays total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensated executive officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options and SARs granted under an equity compensation plan and the value of shares received when restricted or deferred shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation, which includes amounts received upon the exercise of stock options or SARs or upon payment with respect to an award contingent upon the achievement of performance goals pursuant to a plan approved by shareholders that meets certain requirements. If the Omnibus Plan is reapproved at this year’s Annual Meeting, stock options, SARS and awards contingent upon the achievement of performance goals granted under the Omnibus Plan will qualify for this performance-based exception. It is CDI’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

The Board of Directors unanimously recommends a vote FOR Proposal Three, reapproving the CDI Corp. 2004 Omnibus Stock Plan, in order to maintain the exemption under Section 162(m) of the Code. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL FOUR

REAPPROVAL OF BONUS PLAN FOR THE CHIEF EXECUTIVE OFFICER

As part of the compensation package for Roger H. Ballou, who became CDI’s President and CEO on October 1, 2001, the company’s shareholders previously approved a plan under which Mr. Ballou can earn cash incentive compensation (the “Bonus Plan”) upon meeting financial and other performance targets established pursuant to the Bonus Plan. The objectives of the Bonus Plan are to link a significant part of the CEO’s potential compensation to the company’s performance and to provide him with incentives which, if met, will likely benefit CDI’s shareholders as well.

Compensation earned by Mr. Ballou under the Bonus Plan is intended to qualify as “performance-based” compensation under Section 162(m) of the Code. Section 162(m) limits the deductibility of compensation paid to the company’s CEO and each of the next four most highly-compensated officers unless that compensation is “performance based.” Shareholders must reapprove the material terms of the Bonus Plan in order for cash incentives payable to Mr. Ballou to continue to qualify as performance-based compensation under Section 162(m). Except for an increase in Mr. Ballou’s annual target bonus (from 75% to 80% of his base salary), the terms of the Bonus Plan submitted for reapproval by shareholders are the same as those approved in 2002. The maximum annual payout which Mr. Ballou can receive under the Bonus Plan remains equal to 120% of his base salary.

Bonus Plan for the CEO

The following is a summary of the principal features of the Bonus Plan for Mr. Ballou, which are set forth in his employment agreement dated as of January 1, 2008, as amended.

Eligibility. Eligibility under the Bonus Plan is limited to Mr. Ballou.

Awards. Under the Bonus Plan, Mr. Ballou is eligible to receive cash incentives while employed by the company as its CEO. Within a mutually agreeable time period before the beginning of each calendar year, Mr. Ballou will submit to the Board of Directors for its approval the company’s operational plan, including a fiscal budget, for the next calendar year. The Compensation Committee of the Board (referred to as the Committee in this section of the Proxy Statement regarding Proposal Four), taking into account Mr. Ballou’s recommendations, will establish mutually agreed-upon goals each year based on the approved operational plan, which goals are substantially uncertain to be met at the time they are established but must be met by the end of the calendar year in order for Mr. Ballou to receive the cash incentive. The goals established by the Committee will include a target goal and a maximum performance goal. For 2008 employment, the CEO’s performance goals were based on CDI’s return on net assets, CDI’s revenue and certain individual objectives.

The cash incentive to be paid to Mr. Ballou upon attaining the target goal for any calendar year will be 80% of Mr. Ballou’s base salary in effect at the time the Committee establishes the performance goals for that year, and the cash incentive to be paid upon attaining the maximum performance goal for any such year will be 120% of Mr. Ballou’s base salary in effect at the time the Committee establishes the performance goals for that year. A prorated portion of the cash incentive payable upon attainment of the target goal will be paid for any year in which performance does not attain the target goal, but attains at least the minimum level required for payment of a cash incentive under CDI’s cash incentive plan for key employees as in effect for the year in question. If Mr. Ballou’s performance for such year exceeds the target goal, but not the maximum performance goal, the cash incentive payable to him will be prorated. The Committee and Mr. Ballou may agree that compliance with Mr. Ballou’s Bonus Plan be achieved by his participation in CDI’s executive cash incentive program on terms and conditions substantially similar to those applicable to other senior executives of CDI. In that case, however, the percentages of base salary described above must be maintained.

In the Event of Termination of Employment. No cash incentives will be paid to Mr. Ballou if his employment with CDI has terminated before the cash incentive is payable, unless the company terminates his employment without cause or he resigns for “Good Reason” (as defined in the section of this Proxy Statement called “Potential Payments upon Termination of Employment or Change in Control” under the sub-heading for “Employment Agreement with Roger Ballou”). In those two cases, Mr. Ballou will be entitled to a prorated cash incentive for the year in which his employment ended, calculated based on the achievement of the performance goals set by the Committee for such year.

Plan Benefits

As reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and described in the CD&A section of this Proxy Statement, for 2008 Mr. Ballou received a cash incentive under the Bonus Plan in the amount of $75,000 (10% of his base salary), based on the company’s and the CEO’s performance in 2008.

Summary of U.S. Federal Income Tax Consequences

The company has been advised by its counsel that under present federal income tax laws, the federal income tax consequences of the payment of cash incentives to Mr. Ballou are as follows:

Cash incentive Awards. Cash payments under the Bonus Plan will be deductible by CDI when properly accrued under its accounting method, if either the total payments to Mr. Ballou in any given year do not exceed the limits of Section 162(m) of the Code or the shareholders approve the Bonus Plan and it qualifies as “performance-based” compensation under Section 162(m). Such cash payments will be included in Mr. Ballou’s income for the year in which they are received. The portion, if any, of the cash incentive for any calendar year which is deferred into SPP units will be taxable to Mr. Ballou when such SPP units vest and the company will be entitled to a corresponding deduction, provided the requirements of Section 162(m) are met.

The Board of Directors unanimously recommends a vote FOR Proposal Four, reapproving the Bonus Plan for the company’s Chief Executive Officer. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2008 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2010 proxy statement, to be considered for action at the 2010 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 29, 2009 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2010 proxy statement but which properly comes before the 2010 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 14, 2010, then the proxy solicited by the Board for the 2010 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

Joseph R. Seiders, Secretary

Dated: April 28, 2009
Philadelphia, Pennsylvania

APPENDIX A

CDI Corp. 2004 Omnibus Stock Plan

(as amended effective December 31, 2008)

Article 1

Purpose of the Plan

The purpose of this Plan is to provide an effective method of compensating employees, consultants and non-employee directors of the Company, to align the interests of such individuals with the interests of the Company’s shareholders and, accordingly, provide financial rewards which will allow the Company to (i) attract and retain management personnel and non-employee directors of outstanding ability, (ii) strengthen the Company’s capability to develop and maintain a highly skilled and motivated management team and Board of Directors, (iii) provide an effective means for selected management personnel and non-employee directors to acquire and maintain ownership of Common Stock, (iv) motivate selected management personnel to achieve long-range performance goals and objectives, and (v) provide incentive compensation opportunities competitive with those of other major corporations.

Article 2

Definitions

The following terms, as used herein, shall have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1.	“Account” shall mean the account maintained for a Participant on the books of the Company in which is recorded, as necessary under the Plan, all information related to Awards granted under the Plan.

2.2.	“Agreement” shall mean a written document furnished to a Participant under the Plan that contains the terms and conditions governing any Award granted under the Plan.

2.3.	“Award” shall mean a grant of Deferred Stock, Restricted Stock, Options, Performance Units, or SARs under the Plan.

2.4.	“Board” shall mean the Board of Directors of CDI Corp.

2.5.	“Cause” shall be deemed to exist, with respect to an Independent Director, only if the Board determines, in accordance with the Company’s by-laws, that grounds exist for the removal of the Director. With respect to Eligible Employees and Eligible Consultants, Cause shall have the same meaning as is set forth in the applicable engagement or employment agreement with the Company. If there is no such agreement, then Cause shall mean any of the following:

2.5.1.	rendering services while under the influence of alcohol or illegal drugs;

2.5.2.	performing any act of dishonesty, other than an act with immaterial consequences,` in rendering services to the Company, including, without regard to materiality, falsification of records, expense accounts, or other reports;

2.5.3.	conviction, whether by judgment or plea, of any crime which constitutes a felony or which constitutes a misdemeanor involving violence, fraud, embezzlement, or theft;

2.5.4.	violation of any law or agreement which results in the entry of a judgment or order enjoining or preventing the Participant from such activities as are essential for the Participant to perform services for the Company;

2.5.5.	violation of any of the Company’s policies which provide for termination of employment as a possible consequence of such violation;

2.5.6.	engaging in conduct which is injurious (other than to an immaterial extent) to the Company;

2.5.7.	the Company’s receipt of reliable information from any source of a Participant’s entering into or intending to enter into competition with the Company; or

2.5.8.	refusal to perform such duties as may be delegated or assigned to the Participant, consistent with the Participant’s position, by his or her supervisor.

2.6.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7.	“Committee” shall mean the Compensation Committee of the Board of Directors of CDI Corp. or its successor.

2.8.	“Common Stock” shall mean the common stock, par value of $0.10, of CDI Corp.

2.9.	“Company” shall mean, as the context requires, CDI Corp., CDI Corp. and its Subsidiaries, or the individual Subsidiary that employs or retains a Participant. As applied to Directors, Company shall mean CDI Corp., except for purposes of Section 14.6.

2.10.	“Date of Exercise” shall mean the date on which notice of exercise of an Option or SAR is delivered to the Committee.

2.11.	“Date of Grant” shall mean the date on which an Option or SAR is granted.

2.12.	“Deferral Period” shall mean the period during which the receipt of a Deferred Stock Award shall be deferred.

2.13.	“Deferred Stock” shall mean Common Stock awarded by the Committee, the delivery of which is subject to a Deferral Period.

2.14.	“Disability” shall mean a physical, mental or other impairment within the meaning of section 22(e)(3) of the Code.

2.15.	“Effective Date” shall mean May 25, 2004.

2.16.	“Eligible Consultant” shall mean an individual who performs consulting services for the Company as an independent contractor or through a corporation of which the individual is the sole owner, and who is designated as eligible to participate in the Plan, or any part hereof, by the Committee.

2.17.	“Eligible Director” shall mean any Independent Director.

2.18.	“Eligible Employee” shall mean an employee of the Company, including a member of a group of employees identified by job classification, who has been designated as eligible to participate in the Plan, or any part hereof, by the Committee.

2.19.	“Fair Market Value” shall mean the closing price of actual sales of Common Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of Common Stock on such Exchange on the last preceding date on which there was a sale.

2.20.	“Fiscal Year” shall mean the fiscal year of the Company, which ends each December 31.

2.21.	“Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in section 422 of the Code and designated as an Incentive Stock Option.

2.22.	“Independent Director” shall mean any member of the Board of CDI Corp. who is not an employee of the Company.

2.23.	“Non-Qualified Option” shall mean an Option not intended to be an Incentive Stock Option, and designated as a Non-Qualified Option.

2.24.	“Option” shall mean any stock option granted from time to time under Article 6 of the Plan.

2.25.	“Outside Director” shall mean a member of the Board who meets the definition of an “outside director” under Treasury Regulation § 1.162-27(e)(3) and who is independent of the Company within the meaning of applicable New York Stock Exchange rules.

2.26.	“Participant” shall mean an Eligible Employee, an Eligible Director, or an Eligible Consultant who is designated by the Committee to participate in the Plan, or any part hereof, or to whom an Award is granted.

2.27.	“Performance Goal” shall mean a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain to be met when the Award is granted) based upon any, or any combination, of the following: (i) the price of Common Stock, (ii) the market share of the Company or any business unit thereof, (iii) sales by the Company or any business unit thereof, (iv) earnings per share of Common Stock, (v) return on shareholder equity of the Company, (vi) costs of the Company or any business unit thereof, (vii) cash flow of the Company or any business unit thereof, (viii) return on total assets of the Company or any business unit thereof, (ix) return on invested capital of the Company or any business unit thereof, (x) return on net assets of the Company or any business unit thereof, (xi) operating income of the Company or any business unit thereof, (xii) net income of the Company or any business unit thereof (xiii) net operating profit, after taxes, of the Company or any business unit thereof, (xiv) cost of capital or (xv) such other financial or operating metrics as the Committee may determine. Before any Award conditioned on the achievement of a Performance Goal shall be paid or otherwise result in current compensation to a Participant, the Committee shall determine that such Performance Goal has been achieved.

2.28.	“Performance Period” shall mean the Fiscal Year(s), or in the case of the first such year the portion thereof, over which Performance Goals shall be measured as established from time to time by the Committee. The “Initial Performance Period” begins on the Effective Date.

2.29.	“Performance Unit” shall mean a book entry unit representing the right to acquire that number of shares of Common Stock or if the Committee so determines, an equivalent amount in cash, equal to the number of units recorded in book entry form (or such greater or lesser number of shares of Common Stock as provided in Section 10.2), provided that the Participant (i) attains the Performance Goals established by the Committee for the applicable Performance Period and (ii) pays any required exercise price.

2.30.	“Personal Representative” shall mean the person or persons who, upon the death or Disability of a Participant, shall have acquired by will or by the laws of descent and distribution or by other legal proceedings the rights to any Award granted to such Participant.

2.31.	“Plan” shall mean the CDI Corp. 2004 Omnibus Stock Plan.

2.32.	“Restricted Stock” shall mean Common Stock that is subject to forfeiture for a specified Restriction Period.

2.33.	“Restriction Period” shall mean the period during which Restricted Stock is subject to forfeiture.

2.34.	“Retainer Fee” shall mean the annual retainer fee payable to Independent Directors for their service as directors of the Company during a Retainer Fee Year. A Retainer Fee does not include attendance or committee fees.

2.35.	“Retainer Fee Option” shall mean an Option granted to an Eligible Director in full or partial payment of such Eligible Director’s Retainer Fee.

2.36.	“Retainer Fee Year” shall mean the one year period between consecutive annual meetings of the shareholders of the Company.

2.37.	“Retirement” shall mean a Participant’s leaving the employ of the Company:

2.37.1.	on or after the date on which the Participant attains 60 years of age and 20 years of service, or 62 years of age and 15 years of service, or 65 years of age and 5 years of service; or

2.37.2.	on such earlier date as may be approved by the Committee in its sole discretion.

2.38.	“SAR” shall mean a stock appreciation right awarded by the Committee, giving the Participant the right to receive, upon exercise of the stock appreciation right, the increase in the Fair Market Value of a specified number of shares of Common Stock from the Date of Grant of the stock appreciation right to the Date of Exercise.

2.39.	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.40.	“Ten Percent Shareholder” shall mean a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

2.41.	“Termination Date” shall mean, unless otherwise determined by the Committee, the earliest of the following:

2.41.1.	seven years following the Date of the Grant;

2.41.2.	the date on which a Participant’s employment or engagement with the Company is terminated by the Company for Cause;

2.41.3.	the date two weeks after the date on which a Participant’s employment or engagement with the Company is terminated through the Participant’s resignation or by the Company for reasons other than for Cause;

2.41.4.	the date six months after the date on which the Participant’s employment or engagement with the Company is terminated through the Participant’s death, Disability or Retirement.

2.42.	“Vesting Period” shall mean the period of time which must elapse (i) following the grant of an Option before that Option may be exercised, (ii) following the grant of Restricted Stock before the applicable restrictions lapse, or (iii) in accordance with the terms of an Agreement as a condition of any right or privilege granted by that Agreement.

Article 3

Participation in the Plan

3.1.	An Eligible Employee, Eligible Consultant or Eligible Director shall become a Participant in this Plan, or any part hereof, upon designation as a Participant by the Committee, in its sole discretion.

3.2.	Designation as a Participant in the Plan, or any part hereof, shall not imply an entitlement to be so designated for any other part of the Plan or at any subsequent time.

Article 4

Administration of the Plan

4.1.	The Committee shall administer the Plan. The Committee shall be composed entirely of persons who are Outside Directors.

4.2.	The Committee shall have all necessary powers to administer the Plan, including, without limitation, the following:

4.2.1.	interpret the Plan, adopt regulations for carrying out the Plan, and make changes in such regulations as it shall, from time to time, deem advisable;

4.2.2.	designate, in its sole discretion, Eligible Employees, Eligible Consultants, and Eligible Directors as Participants in the Plan, or any part hereof;

4.2.3.	determine the type and amount of Awards to be granted to each Participant, taking into account, as relevant from time to time, (i) the competitive forces to which the Company is subject at the time an Award is granted (ii) the Committee’s assessment, derived from publicly available data, of compensation practices of companies of similar size and in similar industries, (iii) the comparative values of the various types of Awards available under the Plan and the Company’s traditional practices with respect to such Awards and the amounts thereof, (iv) the Company’s financial performance as compared to its financial goals for any given period and (v) such other considerations as the Committee shall determine to be relevant under the facts and circumstances then prevailing;

4.2.4.	establish the terms and conditions of Awards granted under the Plan and enter into Agreements with Participants;

4.2.5.	determine whether, to what extent and under what circumstances an Option may be exchanged for cash, Restricted Stock, Deferred Stock or some combination thereof;

4.2.6.	determine the term and vesting schedule of Options or SARs, and the holding period, if any, applicable to shares of Common Stock received pursuant to the exercise of an Option or SAR;

4.2.7.	determine whether, to what extent and under what circumstances an Award is made and operates on a tandem basis with other Awards made hereunder;

4.2.8.	grant Awards (other than Incentive Stock Options) that are transferable by the Participant;

4.2.9.

determine the effect, if any, of a change in control of the Company upon outstanding Awards; provided that, if the effect of any change in control would result in payment with respect to an Award that constitutes “deferred compensation” within the meaning of Section 409A of the Code, the Committee shall determine the effect of such potential change in control on or before the date on which such Award is granted. Upon a change in control, the Committee may, in its discretion, (i) fully vest all Awards made under the Plan, (ii) cancel any outstanding Awards in exchange for a cash payment of an amount equal to the then Fair Market Value of the Award, (iii) after having given the Award Participant a reasonable chance to exercise any outstanding Options or SARs, terminate any or all of the Award Participant’s unexercised Options or SARs, (iv) if the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards or (v) take such other action as the Committee may determine appropriate to enable Participants to realize the Fair Market Value of their Awards;

4.2.10.	determine the Fair Market Value of an Award on any reasonable basis selected by the Committee in its discretion, including, without limitation, determining that the Fair Market Value of an Award is equal to the Fair Market Value of the underlying Common Stock reduced by any payment required to exercise that Award.

4.2.11.	condition the grant of any Award or the lapse of any Deferral or Restriction Period (or any combination thereof) upon the Participant’s achievement of a Performance Goal that is established by the Committee before the grant of such Award.

4.3.	The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned.

4.4.	The Committee may, pursuant to a written instruction, delegate specific duties and responsibilities to other named persons; provided, however, that any such delegation may not violate or otherwise contravene any requirement of applicable law. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

Article 5

Common Stock Subject to the Plan

5.1.	Not more than 800,000 shares of Common Stock in addition to those provided for under Section 5.2, may be delivered, in the aggregate, pursuant to the Plan (subject to adjustment as provided in Article 11 hereof). The Common Stock delivered under the Plan may, at the election of the Board, be (i) authorized but previously unissued Common Stock or (ii) Common Stock previously issued and outstanding and reacquired by the Company. When an Award is granted, the number of shares of Common Stock subject to such Award shall be reserved for issuance out of the shares of Common Stock remaining available for issuance under the Plan. No individual shall be eligible to receive, in any one calendar year, Awards with respect to more than 750,000 shares of Common Stock (subject to adjustment as provided in Article 11 hereof).

5.2.	Effect on Other Plans. As of the Effective Date of this Plan, the CDI Corp. 1998 Non-Qualified Stock Option Plan, the CDI Corp. Performance Share Plan and all prior grants of Restricted Stock (the “Prior Plans”) shall all be merged with and into this Plan, all shares of Common Stock authorized for issuance under all of the Prior Plans shall be available for issuance under this Plan, and all previously granted Options, Performance Units and shares of Restricted Stock under such Prior Plans shall be assumed by this Plan, subject to the terms of this Plan and the awards or other agreements pursuant to which such options, Performance Units or shares of Restricted Stock were granted. This Section 5.2 shall not be construed to limit the term of or otherwise amend adversely to the Participant, any Agreement issued under the terms of any Prior Plan.

Article 6

Options

6.1.	Retainer Fee Options.

6.1.1.	All or a portion of the Retainer Fee payable to Eligible Directors may, at the election of the Eligible Director, be paid in the form of Options. Prior to the beginning of each Retainer Fee Year, each Eligible Director may elect to receive Options in lieu of all or a portion of the cash Retainer Fee that such Eligible Director would otherwise be paid for his/her service as a Director during such Retainer Fee Year. On the first business day of each Retainer Fee Year, each Director who has made such an election shall be granted an Option for that number of shares of Common Stock which shall result in the Option having a value equal to the percentage of the Retainer Fee chosen by the Director, using an EPS projection valuation methodology, or such other method as the Committee, in its discretion, may select, as of such Date of Grant.

6.1.2.	The Committee may determine from time to time the terms of the Retainer Fee Options, provided such terms are consistent with the terms of the Plan. Unless otherwise determined by the Committee, (i) Retainer Fee Options shall vest (and therefore shall be exercisable) upon the completion of the Retainer Fee year for which the Retainer Fee Options have been granted, (ii) if an Eligible Director ceases to be a member of the Board for any reason, unvested Retainer Fee Options shall expire and be unexercisable and the portion of the Eligible Director’s Retainer Fee earned as of the date of cessation that is represented by such unvested Retainer Fee Options shall be paid in cash and (iii) vested Retainer Fee Options shall not terminate until the expiration of the Options’ full terms notwithstanding an earlier termination of a Director’s service as a Director of the Company.

6.2.	Option Grants to Eligible Employees or Eligible Consultants

6.2.1.	The Committee may, from time to time, subject to the provisions of the Plan and such terms and conditions as the Committee may prescribe, grant Options to any Eligible Employee or Eligible Consultant. Options shall be evidenced by Option Agreements. Option Agreements shall state whether the Option is a Non-Qualified Option or an Incentive Stock Option.

6.2.2.	The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but shall be not less than the Fair Market Value of a share of Common Stock on the Date of Grant which the Committee may determine to be equal to the Fair Market Value of such Common Stock on the last preceding trading day. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the option price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Date of Grant.

6.2.3.	The Option Agreements shall specify when and under what terms and conditions an Option may be exercisable. Unless otherwise determined by the Committee, Options granted under the Plan shall not be exercisable after the Termination Date (but the term of an Option shall in no event be greater than five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder and seven years in the case of all other Stock Options).

6.2.4.	Each provision of the Plan and each Option Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in section 422 of the Code, and any provisions of an Option Agreement that cannot be so construed shall be disregarded. In no event may a Participant be granted an Incentive Stock Option which does not comply with such grant and vesting limitations as may be prescribed by section 422(b) of the Code including without limitation, the requirement that no Incentive Stock Option may first become exercisable in any calendar year with respect to Common Stock having a Fair Market Value, on Date of Grant, in excess of $100,000.

6.2.5.	The option price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the Date of Exercise: (i) in cash, or, (ii) with the consent of the Committee which shall be granted only if the Committee is satisfied that the proposed arrangement is consistent with the requirements of section 402 of the Sarbanes-Oxley Act of 2002 with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, or (iii) with the consent of the Committee, in whole or in part in Common Stock held by the Participant for at least six months and valued at Fair Market Value on the Date of Exercise. With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock which has been held by the Participant for at least six months (based on the Fair Market Value of the Restricted Stock on the Date of Exercise, as determined by the Committee). In such case, the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor. An Option may be exercised only for a whole number of shares of Common Stock.

Article 7

Stock Appreciation Rights

7.1.	A grant of a SAR shall be evidenced by a SAR Agreement. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. A SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”). A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable.

7.2.	The exercise price of a Tandem SAR shall be the option price under the related Option. The exercise price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Freestanding SAR.

7.3.

A SAR shall entitle the Participant to receive from the Company a payment equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the per share exercise price (or such lesser amount as the Committee may determine at the time of grant), multiplied by the number of shares of Common Stock with respect to which the SAR is exercised. Such payment may be in cash, in shares of Common Stock, in shares of Deferred Stock, in shares of Restricted Stock, or in any combination thereof, as the Committee shall determine provided that if payment is to be made other than in cash or unrestricted shares of Common Stock, the Committee’s determination shall be set out in the Award Agreement. Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the Option pursuant to Section 6.2. Conversely, if the related Option is exercised as to some or all of the shares of Common Stock covered by the grant, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise.

7.4.	SARs shall be subject to the same terms and conditions applicable to Options as stated in Sections 6.2.2 through 6.2.5.

Article 8

Deferred Stock

8.1.	Grants of Deferred Stock shall be evidenced by Deferred Stock Agreements. Such Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee deems advisable.

8.2.	Upon the grant of Deferred Stock to a Participant, the Committee shall direct that the number of shares subject to such grant be credited to the Participant’s Account but that issuance and delivery of the same shall be deferred until the date or dates provided in Section 8.5 hereof. Prior to issuance and delivery, the Participant shall have no rights as a stockholder with respect to any shares of Deferred Stock credited to the Participant’s Account.

8.3.	No dividends shall be paid with respect to Deferred Stock. In lieu thereof, at the end of the Deferral Period the Participant will be credited with that number of additional whole shares of Common Stock that can be purchased (based on their Fair Market Value at the end of the Deferral Period) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such Deferred Stock and the end of the Deferral Period.

8.4.	The Committee may condition the grant of Deferred Stock or the expiration of the Deferral Period upon the Participant’s achievement of Performance Goals specified in the Deferred Stock Agreement. If the Participant fails to achieve the specified Performance Goals, the Committee shall not grant the Deferred Stock to the Participant, or the Participant shall forfeit the Deferred Stock and no Common Stock shall be transferred to him.

8.5.	The Deferred Stock Agreement shall specify the duration of the Deferral Period taking into account termination of employment on account of death, Disability, Retirement or other cause. The Deferral Period may consist of one or more installments. At the end of the Deferral Period, or any installment thereof, the shares of Deferred Stock applicable to such installment, having been credited to the Account of a Participant, shall then be issued and delivered to the Participant (or, where appropriate, the Participant’s legal representative) in accordance with the terms of the Deferred Stock Agreement. The Committee may, in its sole discretion, accelerate the delivery of all or any part of a grant of Deferred Stock or waive the deferral limitations for all or any part of a grant of Deferred Stock.

Article 9

Restricted Stock

9.1.	Restricted Stock shall be evidenced by Restricted Stock Agreements. Such Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee deems advisable.

9.2.

Upon the grant of Restricted Stock to a Participant, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock subject to such grant be issued to the Participant with the Participant designated as the registered owner. The certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

9.3.	Voting and Dividends. During the Restriction Period the Participant shall have the right to vote the shares of Restricted Stock. No dividends shall be payable with respect to any Restricted Stock. In lieu thereof, at such time as Restricted Stock becomes vested hereunder, the Participant will be credited with that number of additional whole shares of Common Stock that can be purchased (based on their Fair Market Value when the Restricted Stock vests) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such Restricted Stock and the date on which those shares of Restricted Stock vest.

9.4.	The Committee may, as specified in writing in the relevant Agreement:

9.4.1.	condition the grant of Restricted Stock upon the Participant’s achievement of Performance Goals specified in the Restricted Stock Agreement;

9.4.2.	condition the vesting of such Restricted Stock upon the Participant’s achievement of Performance Goals specified in the Restricted Stock Agreement; or

9.4.3.	accelerate the expiration of an otherwise time based Restriction Period based on the achievement of Performance Goals specified in the Restricted Stock Agreement.

In choosing from among the alternatives listed above, it is expected that the Committee will give appropriate consideration to the differences in the accounting treatment afforded to each of those alternatives, as well as the Company’s compensation goals with respect to the affected Participants.

9.5.	The Restricted Stock agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including termination of employment on account of death, Disability, Retirement or other cause) under which the Restricted Stock may be forfeited to the Company. At the end of the Restriction Period the restrictions imposed under the Restricted Stock agreement shall lapse with respect to the number of shares specified thereunder, and the legend shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s Personal Representative). The Committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of Restricted Stock.

Article 10

Performance Units

10.1.	Grants of Performance Units shall be evidenced by Performance Unit Agreements. Such Agreements shall conform to the requirements of the Plan, and may contain such other provisions as the Committee deems advisable. At or before granting Performance Units, the Committee may establish a Performance Period applicable to such Performance Units. During any applicable Performance Period, the Participant shall not be entitled to delivery of a certificate of Common Stock, or any other payment, for the Performance Units applicable to such Performance Period. The Committee may establish different Performance Periods from time to time and each grant may have a different Performance Period, at the discretion of the Committee. Performance Periods, when established for each grant of Performance Units, shall not be changed except as permitted by Article 11.

10.2.

Before the beginning of a Performance Period, or within 90 days following the beginning of the Initial Performance Period, the Committee shall establish written Performance Goals for the Company and its various operating units and Subsidiaries. Those Goals shall be comprised of specified annual levels of one or more of the performance criteria listed in Section 2.27 as the Committee may deem appropriate. If actual performance during a Performance Period equals the Performance Goals for that period, then a number of shares of Common Stock equal to the number of Performance Units applicable to that Performance Period or a cash payment of equivalent value shall be delivered to the Participant. A greater or lesser number of shares of Common Stock or an equivalent cash payment may be issued to a Participant based on performance which exceeds or falls short of the Performance Goals if so determined by the Committee and according to a formula to be established by the Committee and set forth in the Participant’s Performance Unit Agreement. In order to ensure that there is consistency over time in the determination of whether Performance Goals are being satisfied, the Committee shall disregard or offset the effect of any extraordinary items, special charges or gains and other unusual and infrequent gains or losses, determined in accordance with generally accepted accounting principles consistently applied. The Committee may also restate the results of any prior period to reflect an accounting change becoming effective with or within a Performance Period. Shares of Common Stock may also be delivered to the Participant when Company performance, as measured by one or more of the above criteria, meets or exceeds an objective target established by the Committee.

10.3.	The Participant shall not be entitled to receive any dividends that may be paid during the Performance Period with respect to the Common Stock represented by a Performance Unit nor to vote that Common Stock.

10.4.	Unless otherwise provided in the Participant’s Performance Unit Agreement, the following provisions shall apply upon the termination of employment, or service as an Eligible Director, by the Participant.

10.4.1.	If a Participant resigns or is terminated for a reason other than as provided below, any Performance Units awarded for a Performance Period that has not been completed shall be canceled. If an Eligible Director ceases to be a member of the Board for any reason, any Performance Units held by such Eligible Director shall expire and any rights thereunder shall terminate immediately.

10.4.2.	If a Participant dies, Retires, or becomes Disabled while employed by the Company, any Performance Units held at the time by the Participant shall remain outstanding, and any shares of Common Stock earned with respect to such Performance Units shall be paid to the Participant, or his or her Personal Representative in the case of the death of the Participant, promptly following the close of the relevant Performance Period.

10.5.	Grants of Performance Units may be made by the Committee under which the Participant shall not be required to make any payment for the Common Stock or, in the alternative, under which the Participant, as a condition to the grant of Performance Units, shall pay all (or any lesser amount than all) of the Fair Market Value of the Common Stock to be delivered upon satisfaction of the Performance Goal, determined as of the date the Award is made. If the latter, such purchase price shall be paid in cash unless otherwise provided in the applicable Agreement.

10.6.	Notwithstanding anything to the contrary herein and unless otherwise provided in the applicable Performance Unit Agreement, and provided that designated Performance Goals for applicable Performance Periods are attained, a Participant shall receive payment with respect to his or her Performance Units on April 1 of the Fiscal Year following the expiration of the applicable Performance Period.

Article 11

Adjustments upon Changes in Capitalization

In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan and any other adjustments to outstanding Awards as it determines appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Article shall, where appropriate, be paid in cash to the Participant. The Committee may also make appropriate adjustments in the terms of any Awards under the Plan to reflect such changes, and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of Performance Periods.

Article 12

Effective Date, Termination and Amendment

The Plan shall become effective on May 25, 2004, subject to shareholder approval. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without shareholder approval which shall (i) increase (except as provided in Article 11) the total number of shares available for issuance pursuant to the Plan; (ii) change the individuals eligible to be Participants; (iii) modify the maximum number of shares of Common Stock an individual may receive in a calendar year (except as provided in Article 11); or (iv) change the provisions of this Article 12. Termination of the Plan pursuant to this Article 12 shall not affect Awards outstanding under the Plan at the time of termination.

Article 13

Transferability

13.1.	Except as provided below, Awards may not be pledged, assigned, transferred, or otherwise hypothecated, except by will or by the laws of descent and distribution, and any attempt to do so shall be void and the relevant Award shall be forfeited.

13.2.	The Committee may grant Awards (except Incentive Stock Options) that are transferable by the Participant during his or her lifetime to the Participant’s spouse or descendant or to a trust for the benefit of the Participant’s spouse or descendant, but only to the extent specifically provided in the Agreement with the Participant. Such transferee of the Participant shall, in all cases, be subject to the provisions of the Agreement between the Company and the Participant.

Article 14

General Provisions

14.1.	Nothing contained in the Plan, or any Award granted pursuant to the Plan, shall confer upon any Employee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the employment of any Employee at any time.

14.2.	For purposes of this Plan, a transfer of employment between the Company and a Subsidiary of the Company shall not be deemed a termination of employment.

14.3.	Tax Withholding. Participants shall be responsible for making appropriate provisions for all taxes, including, without limitation, federal, state, local or foreign income or payroll taxes, required by law to be withheld in connection with any Award, the exercise thereof, and the transfer of shares of Common Stock pursuant to this Plan.

14.3.1.	Delivery of Payment. No Common Stock or other payment under this Plan shall be made unless the Participant entitled to such payment has made appropriate provisions in accordance with this Section 14.3, within 60 days of the applicable exercise date. Failure by a Participant to make such provision within that 60-day period shall constitute agreement by the Participant to have the Company withhold from the payment otherwise to be made hereunder, that number of shares of Common Stock, or any other property to be delivered hereunder, that has a Fair Market Value, on the date of payment, equal to the Participant’s tax obligation. Any dividend payable with respect to shares of Common Stock withheld by the Company pursuant to the provisions of this Section 14.3.1 (for example a dividend paid with respect to shares having a record date for such dividend within the 60-day period described herein) shall be withheld and applied to the Participant’s withholding obligation either directly or by way of reimbursement to the Company for any such payment.

14.3.2.	Dividends. All dividends or other cash payments to be made to any Participant under this Plan shall be paid net of any required withholdings as described in this Section 14.3. To the extent dividends or other cash payments are credited to a Participant’s account hereunder, the credit to such Account will be the amount of such dividends or other cash payment reduced by the amount of any required withholdings.

14.4.	To the extent that Federal laws (such as the Securities Exchange Act of 1934, the Code or the Employee Retirement Income Security Act of 1974) do not control, the Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws thereof, and construed accordingly.

14.5.	The Committee may amend any outstanding Awards to the extent it deems appropriate; provided, however, except as provided in Article 11, no Award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval if the effect would be to reduce the exercise price for the shares underlying the Award. The Committee may amend Awards without the consent of the Participant, except that the Participant’s consent is required for amendments adverse to the Participant.

14.6.	Cancellations of Awards and Repayment of Gains. Notwithstanding any provision of this Plan, the Board may, in it sole discretion unless the right to do so has been specifically waived by an Award Agreement, cancel any outstanding Awards held by a Participant, require the Participant to repay to the Company an amount equal to any gains derived with respect to such Award, or both, if the Board, in its sole discretion, determines that such Participant has entered into or intends to enter into competition with the Company.

14.7.	Shareholder Rights and Privileges. Except as specifically provided herein, or in an applicable Award Agreement, with respect to the right to vote or to receive dividends, a Participant shall have no rights as a shareholder with respect to any shares of Common Stock covered by an Award until the issuance of a stock certificate, or equivalent entry on the books of the Company’s transfer agent, to the Participant representing such shares.

14.8.	Stock Ownership Requirements. Certain Participants in the Plan shall be required to adhere to the Common Stock ownership requirements specified from time to time by CDI Corp., a copy of which shall be delivered to each such Participant.

Article 15

Compliance with Code Section 409A

Notwithstanding any provision of the Plan to the contrary, if (i) a Participant is entitled to receive any payment under the Plan by reason of his separation from service (as such term is defined in Code Section 409A) other than as a result of his death, (ii) the Participant is a “specified employee” within the meaning of Code Section 409A for the period in which the payment would otherwise be made, and (iii) such payment would otherwise subject the Participant to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if such payment would be made within six months of a termination of the Participant’s employment, then such payment shall not be made until the first day which is at least six months after the termination of the Participant’s employment. Furthermore, notwithstanding anything to the contrary herein, the Committee shall not provide for payment under Section 4.2.10 hereof with respect to any Award that constitutes “deferred compensation” within the meaning of Section 409A of the Code upon a change in control, unless such change in control meets the requirements of a “change in control event,” as set forth in Treasury Regulation §1.409A-3(i)(5).

The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposals 2, 3 and 4.	Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD for all	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Proposal 1 – ELECTION OF DIRECTORS	☐	☐	☐	Proposal 2 – To ratify the appointment of KPMG LLP as CDI Corp.’s independent auditor for 2009.	☐	☐	☐
The seven nominees are:
01 Roger H. Ballou 02 Michael J. Emmi 03 Walter R. Garrison 04 Lawrence C. Karlson	05 Ronald J. Kozich 06 Albert E. Smith 07 Barton J. Winokur			Proposal 3 – To reapprove the CDI Corp. 2004 Omnibus Stock Plan.	☐	☐	☐

				Proposal 4 – To reapprove the Bonus Plan for the Chief Executive Officer.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature                                                                                                                            Title (if applicable)                                                                   Date

NOTE: Please sign exactly as name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 20, 2009, at CDI Corp.’s annual meeting of shareholders to be held on May 27, 2009, or any adjournments or postponements thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter in their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 28, 2009 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL SEVEN NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2009, FOR PROPOSAL THREE TO REAPPROVE THE 2004 OMNIBUS STOCK PLAN AND FOR PROPOSAL FOUR TO REAPPROVE THE BONUS PLAN FOR THE CHIEF EXECUTIVE OFFICER. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

Your vote is important to us. Please promptly mail back this proxy card or vote online or by phone. See the other side for instructions on how to vote by Internet or telephone.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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